THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
MASTER SERVICES AGREEMENT
FOR PRINT AND MAIL SERVICES

This MASTER SERVICES AGREEMENT FOR PRINT AND MAIL SERVICES (this "Agreement") is made this 27th day of March, 2015 (the "Effective Date") by and between The Prudential Insurance Company of America ("Prudential Contracting Party"), with a place of business at 751 Broad Street, Newark, New Jersey 07102, and the third-party service provider identified below ("Service Provider Contracting Party").

Service Provider Contracting Party: Fidelity Information Services, LLC

Address: 601 Riverside Ave

City: Jacksonville State: FL Zip: 32204

PRUDENTIAL CONTRACTING PARTY AND SERVICE PROVIDER CONTRACTING PARTY HAVE READ AND AGREED TO THE TERMS AND CONDITIONS ANNEXED HERETO.

Fidelity Information Services, LLC	The Prudential Insurance Company of America
By: /s/ Keith Shaffer	By: /s/ Steven P. Marenakos
Print Name: Keith Shaffer	Print Name: Steven P. Marenakos
Title: V.P.	Title: CIO & V.P. Operations
Date: 3-27-2015	Date: 3-31-2015

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TABLE OF CONTENTS

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1.DEFINITIONS, INTERPRETATION AND STRUCTURE............................................................... 1
1.1    Definitions............................................................................................................................... 1
1.2    Interpretation........................................................................................................................... 1
1.3    Precedence............................................................................................................................... 1
1.4    Agreement Framework.........................................................................................................… 1

2.TRANSITION SERVICES................................................................................................................… 1

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TERMS AND CONDITIONS

1.DEFINITIONS, INTERPRETATION AND STRUCTURE.

1.2    Definitions. Capitalized terms used in this Agreement have the meanings set forth in Exhibit 1.

1.3    Interpretation. Except where otherwise indicated, references in this Agreement (exclusive of the Exhibits) to Sections or Exhibits are to Sections of, or Exhibits to, this Agreement (exclusive of the Exhibits). References in this Agreement to any Law means such Law as changed, supplemented, amended or replaced. References in this Agreement to and mentions of the word "    include" or "including" or the phrase "e.g." or "such as" mean "including, without limitation". References to "day", "week", "quarter" or "year" refer to a calendar day, week, quarter or year, respectively, unless otherwise indicated.

1.4    Precedence. In the event of a conflict between a term and condition of this Agreement and a term and condition of an Engagement Schedule, the term and condition of the Agreement shall prevail unless excluded or modified by the Engagement Schedule with a reference in the Engagement Schedule to the specific provision of this Agreement to be excluded or modified. In the event of a conflict between the terms and conditions of this Agreement (exclusive of the Exhibits) and the terms and conditions of any Exhibit, the terms and conditions of this Agreement (exclusive of the Exhibits) shall prevail.

1.5    Agreement Framework. This Agreement establishes the general terms and conditions applicable to Service Provider's provision, and Prudential's receipt of, the Services. This Agreement contemplates the future negotiation and execution by the Parties of one or more engagement schedules for Services in the form set forth in Exhibit 2 (each such engagement schedule, an "Engagement Schedule" and collectively, the "Engagement Schedules"). Each Engagement Schedule shall be effective when executed by an authorized representative of Prudential and an authorized representative of Service Provider. The terms of this Agreement shall be deemed to be incorporated into each Engagement Schedule.

2.TRANSITION SERVICES.

2.1    Generally. Service Provider shall, in accordance with the Transition Plan set forth in the applicable Engagement Schedule, perform all services, functions and responsibilities necessary to accomplish the transition of the appropriate information technology operations and servicing capabilities of Prudential to Service Provider (the "Transition Services"). Service Provider shall perform the Transition Services on or before the applicable Go-Live Date. The Transition Services shall be performed in accordance with the Transition Plan, including the dates and related milestones set forth in such Transition Plan, for the transition of the services, functions and responsibilities to Service Provider from Prudential set forth in the applicable SOW, without causing any unplanned interruption or disruption to the Services or the businesses of Prudential. Prudential shall perform those obligations specifically identified as Prudential responsibilities in the Transition Plan.

2.2    Acceptance of Milestones. Each milestone identified in a Transition Plan shall be subject to the acceptance procedures set forth in this Section 2.2.

2.2.1    Acceptance Period. Service Provider shall verify that each milestone conforms to or exceeds the Acceptance Criteria, prior to presenting such milestone to Prudential for acceptance as described in this Section 2.2. Prudential shall have up to a fifteen (15) Business Day period from the date a milestone is delivered to Prudential in which to determine whether the milestone conforms to its Acceptance Criteria (such period, the "Acceptance Period"). If (a) a milestone

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meets its Acceptance Criteria or (b) if there are no such Acceptance Criteria and the milestone does not contain a Nonconformity, then Prudential shall provide Service Provider notice that such milestone has been accepted (the "Notice of Acceptance").

2.2.2    Nonconformities.

(a) If a milestone fails to conform to the relevant Acceptance Criteria (a "Nonconformity"), Prudential shall notify Service Provider of such fact, describing such Nonconformity. Promptly after receiving such notice, Service Provider shall correct the Nonconformity (and any other problems of which it has knowledge), but in any event within ten (10) Business Days after such notice. Service Provider's efforts to correct a Nonconformity shall be provided at no additional charge to Prudential.

(b) Upon completion of such corrections, Service Provider shall redeliver the milestone to Prudential in accordance with this Section 2.2. This process shall be repeated as necessary until all Nonconformities are corrected and the milestone meets its Acceptance Criteria, or as otherwise provided in this Section 2.2.

(c) If Service Provider has not delivered a milestone conforming to the relevant Acceptance Criteria, then Prudential may, at its option, do any one or more of the following: (i) agree to extend the period of time for Service Provider to correct the Nonconformities and satisfy the Acceptance Criteria in connection with the milestone; or (ii) conditionally accept such milestone upon the condition that Service Provider correct the Nonconformities and satisfy the Acceptance Criteria in accordance with a remediation plan approved in writing by Prudential. In addition, if any other milestones are adversely affected by any such nonconforming milestone, the Parties shall meet and agree on an equitable reduction to the next payment due from Prudential by an amount that shall equitably reflect the reduced value of such other milestones.

(d) After two attempts to correct any Nonconformity in accordance with this Section 2.2, Prudential may accept the milestone in its nonconforming condition, reduce Service Provider's Fees allocated to the affected milestone by an amount that shall equitably reflect the reduced value of such milestone, as agreed upon by the Parties, and pay the reduced amount and, if any related milestones are adversely affected by any such nonconforming milestone and Prudential elects to accept such milestone in its nonconforming condition, then the Parties shall meet and agree on an equitable reduction to the next Fees due to Service Provider by an amount that shall equitably reflect the reduced value of such milestone and such other related milestones.

2.2.3    Acceptance. A milestone shall be deemed to be accepted upon the receipt by Service Provider of a Notice of Acceptance from Prudential.

2.3    Critical Milestones.

2.3.1    If Service Provider fails to achieve a Critical Milestone, measured on a weekly basis, by the applicable Critical Milestone Completion Date, Service Provider shall promptly issue a credit to Prudential in an amount equal to the applicable Milestone Credit associated with such Critical Milestone, and promptly issue a subsequent credit to Prudential in an amount equal to the Milestone Credit associated with the achievement of such Critical Milestone for each additional week that Service Provider fails to achieve such Critical Milestone. Prudential's right to obtain Milestone Credits described in this Section 2.3 shall not limit Prudential's right to recover other

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Losses incurred by Prudential as a result of such failure or to terminate the applicable Engagement Schedule or SOW; provided, however, that if Prudential collects other Losses from Service Provider as a result of such failure, the amount of such other Losses shall be reduced by the amount of Milestone Credits paid to Prudential for such failure, such that Prudential does not recover twice for the same loss.

2.3.2    Prudential shall not be obligated to pay any Fees in connection with a Critical Milestone until Service Provider successfully achieves the Critical Milestone.

2.3.3    Prudential may terminate the applicable Engagement Schedule or the applicable SOW, upon notice to Service Provider, if Service Provider fails to achieve a Critical Milestone by the Critical Milestone Completion Date and fails to cure such failure within fifteen (15) days after receipt of notice thereof.

2.3.4    In the event of a delay of thirty (30) days or more in the successful completion of Critical Milestones, Service Provider shall be responsible for any additional actual costs incurred by Prudential as a result of such delay.

3.SERVICES.

3.1    Objectives. The Parties have agreed upon the following specific goals and objectives for this Agreement as follows: (1) reduce Prudential's overall cost of basic processing with respect to print and mail services; (2) implement a scalable sourcing model and a comprehensive demand management and forecasting process for the processing of print and mail services that is flexible and highly responsive to changes in Prudential's business environment, operations and requirements; (3) standardize technologies and processes for the delivery of print and mail services in order to increase the predictability and consistency of print and mail services to Prudential's business; (4) improve alignment between Prudential's business and print and mail services support and help enable Prudential to focus its attention on its core businesses and strategic direction; (5) reduce Prudential's dependence on contingent labor for the provision of print and mail services; and (6) create a sustainable delivery model for Services that utilizes sourcing management and governance processes to maintain and continually improve the quality of service delivery.

3.2    Generally. Service Provider shall provide the Services to Prudential for the fees or compensation set forth in the applicable Engagement Schedule. If Service Provider is unable to perform all or a portion of the Services for any reason, then Service Provider shall promptly provide notice to Prudential of its inability to perform the applicable Services. If any implementation or transition Services are required to provide the Services, the terms and conditions with respect to such implementation or transition Services shall be set forth in the applicable Engagement Schedule.

3.3    Cooperation with Regulatory Authorities. As directed by Prudential, Service Provider shall work with the Governmental Authorities that regulate Prudential in an open and cooperative way, including: (1) meeting with such Governmental Authorities; (2) coordinating with Prudential to provide to representatives or appointees of such Governmental Authorities any applicable materials, records and information relating to the Services or allowing any such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (3) permitting representatives or appointees of such Governmental Authorities to have access on demand to any of Service Provider's premises to the extent relating to the Services.

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3.4    Complaints, Proceedings and Inquiries. In the event that Service Provider receives notice of, or otherwise becomes aware of: (i) any customer complaint; (ii) any demand, action, suit, arbitration, audit, hearing, investigation, complaint (filed and served), litigation, claim or legal, administrative or other proceeding relating to Prudential or the Services; or (iii) any inquiry relating to the Services made by any Governmental Authority, then, in each case, Service Provider shall promptly, but no later than three (3) days, in the case of clauses (ii) and (iii) above, and five (5) days, in the case of clause (i) above, after receipt or knowledge of such complaint, demand, action, suit, arbitration, audit, hearing, investigation, complaint, litigation, claim or proceeding, notify Prudential of such complaint, demand, action, suit, arbitration, audit, hearing, investigation, complaint, litigation, claim or proceeding. Upon the Prudential's request, Service Provider shall promptly, but no later than five (5) days, in the case of clauses (ii) and (iii) above, and seven (7) days, in the case of clause (i) above, after receipt of such request, deliver to Prudential all correspondence, records, instruments, files or other documents and all Prudential Data regarding the foregoing as directed by Prudential.

3.5    Correspondence with Constituents. To the extent any Services require Service Provider to provide deliverables, any deliverables consisting of policies, certificates, booklets, termination notices or other written communications delivered by Prudential to Service Provider for delivery to a Constituent shall be delivered by Service Provider promptly, but no later than five (5) days after receipt of such policies, certificates, booklets, notices or other communications from Prudential, to such Constituent.

3.6    Service Provider Laws.

3.6.1    Service Provider shall comply with all Laws applicable to Service Provider and Service Provider's provision of the Services (collectively, the "Service Provider Laws"). Service Provider shall be responsible for identifying and interpreting the Service Provider Laws and any changes thereto during the Term. Service Provider shall be responsible for all fees and expenses in connection with obtaining and maintaining such licenses and registrations and shall comply with all related requirements and filings.

3.6.2     If Service Provider is not in compliance with any Law with which it is required to comply pursuant to this Section 3.6, then: (1) Service Provider shall immediately undertake such measures as required and which are necessary to establish compliance with the Law; (2) Prudential (or its designee) may, at Service Provider's cost, undertake such measures as Prudential shall require and that are reasonably necessary to establish compliance with the Law; or (3) if such noncompliance creates serious reputational or regulatory risk for Prudential such that Prudential determines, in its reasonable business judgment, that its continued receipt of the Services from Service Provider could reasonably be expected to have an adverse effect on its reputation (even if such non-compliance is curable), Prudential Contracting Party may terminate this Agreement as of the date specified by Prudential in a termination notice to Service Provider, without regard to any cure provisions set forth in this Agreement.

3.6.3    Each Party shall promptly notify the other Party of any changes in Law of which it becomes aware that may relate to the use of the Services by Prudential or Service Provider's delivery of the Services. The Parties shall work together to identify the impact of such changes on how Prudential uses, and Service Provider delivers, the Services. Service Provider shall bear the costs to comply with a change in Service Provider Laws. Prudential shall bear the costs to comply with a change in other Laws applicable to the Prudential Products (excluding, for clarity, Service Provider Laws) to the extent such change materially increases Service Provider's costs to provide the Services. If any other Service Provider customer requires similar changes to services similar to the Services to account for such change in such other Laws, Service Provider shall apportion such costs among the affected Service Provider customers on a pro rata basis and any

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labor resources required by Service Provider to complete such changes shall be invoiced to Prudential at the rates set forth in the applicable Engagement Schedule.

3.6.4    Prudential may direct Service Provider on the method of compliance with any Laws (excluding Service Provider Laws) which are applicable to Prudential's business. Service Provider shall comply with all such direction. In furtherance of the foregoing, Service Provider agrees to furnish, upon written request by Prudential (but no less than annually), such information, certification, sub certifications and documentation as Prudential or any of its Affiliates determines is reasonably necessary or appropriate to (i) determine compliance with this Agreement and applicable laws and regulations, and (ii) to enable Prudential and its insurance separate accounts to satisfy their legal and regulatory obligations under Rule 38a-1 under the Investment Company Act of 1940, as they are related to the Services provided by Service Provider. Service Provider acknowledges and agrees that Prudential’s Affiliates may be required to disclose their use of Service Provider’s Services in their applicable registration statements. This disclosure may include, but is not limited to, Service Provider’s name, a description of the Services, any fees Prudential has paid Service Provider for Services (but not the pricing or unit costs for such Services), and any other item that may be required by applicable law or regulation. Service Provider shall not be responsible for a failure to comply with the Law to the extent that Service Provider relies on, and complies with, Prudential's direction pursuant to this Section 3.6.4.

3.6.5    Service Provider shall obtain and maintain all Governmental Approvals necessary to perform its respective obligations under this Agreement and any applicable Engagement Schedule. Prudential shall cooperate with and assist Service Provider in obtaining and maintaining any such Governmental Approvals, to the extent reasonably possible.

3.7    Prudential Affiliates. All rights and benefits granted to Prudential Contracting Party by the terms of this Agreement and any Engagement Schedule extend to and may be used or exercised by, and the benefits inure to, the Prudential Contracting Party, its Affiliates, and its and their parent companies, subsidiaries, business divisions, third-party designees, employees and agents. An Affiliate of Prudential Contracting Party may execute an Engagement Schedule to obtain Services, and in such event (1) the rights, benefits and obligations under this Agreement and that Engagement Schedule shall extend to that Affiliate, (2) Service Provider does not have the right to make a claim or hold an entity other than the Affiliate that executed the Engagement Schedule liable for any Losses under that Engagement Schedule and (3) uses of the term "Prudential Contracting Party" shall mean the Affiliate that executed that Engagement Schedule.

3.8    Copy of Written Agreement. This Agreement shall be retained as part of the official records of Service Provider and Prudential for the duration of this Agreement plus seven years thereafter.

3.9    Advertising. To the extent the Services provide for Service Provider to distribute Prudential's marketing materials, Service Provider may use only such advertising as approved by Prudential in advance of its use.

3.10    Labor and Materials. Service Provider shall perform all work necessary to provide the Services in accordance with this Agreement and the Engagement Schedules. Except as explicitly provided in this Agreement or an Engagement Schedule, Service Provider shall furnish and pay for all labor, materials, services, facilities, equipment and computer resources necessary to provide the Services and meet its obligations under this Agreement.

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3.11    Notifications. Service Provider shall promptly notify Prudential of (1) any suspected employee or agent fraud, defalcations or other acts of dishonesty relating to Service Provider's activities or obligations under this Engagement Schedule, (2) any threatened or filed lawsuits that have any connection to the Prudential Products, the Services or to Service Provider's or Prudential's performance under this Engagement Schedule and (3) any correspondence between Service Provider and a Governmental Authority with respect to the Services.

3.12    Internal Control Standards. In performing the Services, Service Provider shall establish and maintain an internal control structure and procedures for compliance, risk management, finance and management reporting. Prudential may require additional control standards as set forth in the applicable SOW.

3.13    Books and Records. Service Provider shall maintain accurate and complete books and records of all transactions relating to its performance of the Services and all data used by Service Provider in the performance of Services, including claims filed with respect to the Prudential Products and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by Service Provider in the performance of the Services. All such books and records shall be deemed Prudential Records.

3.14    Customer Satisfaction. Prudential shall have the right, in its sole discretion, to perform satisfaction surveys of the Constituents. If Prudential, in its sole discretion, determines that such survey is required, Prudential shall notify Service Provider. The criteria and schedule for the survey shall be at Prudential's sole discretion. Service Provider shall provide such data, as is reasonably necessary to conduct such survey, within five Business Days after Prudential's request for such data.

3.15     Governance and Change Control. Each Engagement Schedule shall set forth the governance structure and Change Control Procedures applicable to such Engagement Schedule. The Parties shall comply with the governance and Change Control Procedures set forth in each Engagement Schedule.

3.16    Non-Exclusive Relationship. This Agreement establishes a non-exclusive relationship between the Contracting Parties and does not grant Service Provider an exclusive privilege to furnish to Prudential any or all of the Services that Prudential may require, need or desire. Subject to any Partial Termination provisions as may be set forth in any Engagement Schedule or Termination Fee Schedule, Prudential expressly reserves the right to contract with others for the purchase or performance of any services comparable or identical to the Services, which are or may be the subject of this Agreement or any Engagement Schedule. Unless otherwise set forth in an Engagement Schedule, Service Provider acknowledges that Prudential has not made any representations or warranties regarding the type, volume or frequency of the Services and nothing in this Agreement shall be construed as guaranteeing any Services, or the type, volume or frequency of the Services.

3.17    Due Diligence Complete. Service Provider acknowledges and agrees that it will be solely responsible, at no cost or charge to Prudential, for any due diligence activities, including the obtaining or requesting of any information necessary to provide the Services in accordance with this Agreement, and the evaluation of any such information and data prior to entering this Agreement or an Engagement Schedule. Service Provider acknowledges and agrees that it will carry out to its satisfaction adequate due diligence activities and validation and verification activities on Prudential and any other recipient of the Services (including on any applicable Software, equipment, systems, third-party contracts or personnel) or any other aspects of the recipients' operations so that it can properly perform the Services described in the applicable Engagement Schedule in accordance with the terms of the applicable Engagement Schedule and this Agreement. Service Provider acknowledges and agrees that there will not be any opportunity or provisions that will allow for any adjustments (e.g., to the Fees, Service Levels or

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description of the Services) to the applicable Engagement Schedule, Statement of Work, or to the terms of this Agreement after the applicable Engagement Schedule Effective Date with respect to the Services to be provided by Service Provider under such Engagement Schedule due to Service Provider's failure to conduct adequate due diligence, except as may be agreed upon by Prudential in its sole discretion.

4.SERVICE LEVELS.

4.1    Generally. Service Provider's performance of the Services shall be measured against the Service Levels. Each Service Measurement shall be measured by Service Provider on a calendar month basis. Service Provider shall use raw input data, without changes or exclusions, in calculating its performance with respect to the Service Levels.

4.2    Service Level Credits. Prudential shall receive a Service Level Credit for each Service Level Default. The applicable Engagement Schedule sets forth the information required to calculate the Service Level Credits.

4.2.1    Each Service Measurement and each Service Level Credit shall be computed individually for each SOW and/or Prudential Business Unit, as requested by Prudential.

4.2.2    If more than one Service Level Default has occurred in a single month, the total credit for such month shall be the sum of all Service Level Credits corresponding to such Service Level Defaults.

4.2.3    Except as otherwise set forth in the Agreement or applicable Engagement Schedule or SOW, in no event shall the total Service Level Credits for a single month exceed the total Processing Charges for such month under the applicable Engagement Schedule.

4.2.4    In addition to Service Provider’s obligation to pay Service Level Credits and in addition to any other obligations in the Agreement or applicable Engagement Schedule or SOW, Service Provider shall compensate Prudential for the cost of any and all penalties, fines, fees and expenses associated with any Service Level Default, Processing Error or failure to meet the applicable Due Out Time. The parties acknowledge and agree that the Service Level Credit cap set forth in Section 4.2.3 shall not apply to any such penalties, fines and expenses.

4.3    Service Level Credits on Invoices. Service Provider shall credit to Prudential the amount of any Service Level Credits on the invoice for the billing cycle immediately following the billing cycle in which the Service Level Default giving rise to such Service Level Credits occurred or, if there are no further invoices under the applicable Engagement Schedule, then Service Provider shall pay the amount of the Service Level Credits to Prudential no later than 15 days after the end of the billing cycle in which the Service Level Default giving rise to such Service Level Credits occurred. When applied to an invoice or otherwise paid to Prudential, Service Level Credits shall be itemized by Service Level and by SOW and/or Prudential Business Unit. In the event Service Level Credits for a particular SOW or Prudential Business Unit exceed the invoiced amount for such SOW or Prudential Business Unit in a given billing cycle, any excess will be credited against the invoiced amount for such SOW or Prudential Business Unit in the next billing cycle.

4.4    Service Level Reporting. In addition to the reports described in the Engagement Schedule, Service Provider shall provide the following reports in forms reasonably acceptable to Prudential, in both printed and electronic format, with sufficient detailed supporting information for each report in usable electronic form, for each SOW and/or Prudential Business Unit separately and in the aggregate for all SOWs entered into pursuant to the Engagement Schedule:

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4.4.1    monthly reports as to Service Provider's performance and compliance with each of the Service Levels for such month and for the year-to-date, including identifying the amount (individual and total) of all Service Level Credits occurring during the applicable month and for the year-to-date;

4.4.2    quarterly reports (to be provided each April, July and October) and yearly reports (to be provided each January) detailing, for each Service Measurement, statistics on Service Provider's performance during the previous calendar quarter or year, as applicable, including the average of Service Provider's monthly performance during the previous calendar quarter or year, as applicable with respect to each of the Service Measurements; and

4.4.3    quarterly reports (to be provided each April, July and October) and yearly reports (to be provided each January) detailing, for each Service Level Default, the amount (individual and total) of any Service Level Credits for the previous calendar quarter or year, as applicable.

4.4.4    Such reports shall be Prudential Data.

4.5    Continuous Improvement. The Parties agree to the concept of continuous improvement and that the Service Measurements may be modified during the applicable Engagement Schedule Term to reflect this concept. To accomplish this, all Service Measurements shall be reviewed and potentially modified each 12-month period following the applicable Engagement Schedule Effective Date, based on the average of all monthly actual results at or above the Service Levels achieved during the previous 12- month period; provided, however, that the highest monthly actual result and the lowest monthly actual result that is at or above the Service Level are not included in such calculation. This process will continue with each anniversary of the applicable Engagement Schedule Effective Date thereafter.

4.5.1    Service Provider will meet with Prudential, as requested by Prudential, to review current performance versus Service Level goals, and to discuss projects related to continuous improvement. The reports identified in Section 4.4 above will be used as documentation for Service Level adjustments.

4.6    Additions and Deletions of Service Measurements. The parties may add new Service Measurements and delete then-existing Service Measurements upon mutual written agreement.

4.6.1    The Service Levels for new Service Measurements shall be determined as follows:

(a)    If at least six consecutive months of measurements exist for a particular new Service Measurement (as such measurements are provided by Service Provider and verified by Prudential), the Service Level shall be the average of such service measurements for the six months immediately preceding the applicable notice.

(b)    If six consecutive months of measurements do not exist for a particular new Service Measurement, the Parties shall attempt to agree on the Service Level using industry standard measures or third-party advisory services. If the Parties are not able to agree on the Service Level, Service Provider shall, within 10 days after the applicable notice, begin providing measurements for such new Service Measurement for each month thereafter. At any time after the particular new Service Measurement has been measured for six consecutive months, Prudential may specify the effective date of the Service Levels upon notice to Service Provider (provided such effective date cannot be retroactive), which Service Levels shall be determined in accordance with Section 4.6.1(a).

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4.7    Commencement of Service Levels. Service Provider's obligation to provide Service Level Credits in the event of a Service Level Default shall commence on the applicable Go-Live Date for the relevant Services.

4.8    Cooperation. Service Provider shall cooperate with third parties as provided in the Agreement and shall provide a single point of contact for the prompt resolution of all Service Level Defaults.

4.9    Root-Cause Analysis. Upon request by Prudential with respect to any Service Level Default, Service Provider shall, as soon as reasonably practical: (a) perform a root-cause analysis to identify the cause of such default; (b) provide Prudential with a report detailing the cause of, and procedure for correcting, such default; (c) correct any Services that were affected by such default; and (d) provide satisfactory assurance to Prudential that such default will not recur.

4.10    Improvement Plan for Service Measurements. If Service Provider fails to meet the Service Level for any Service Measurement, then Service Provider shall provide Prudential with a plan for improving Service Provider's performance to meet such Service Measurement (an "Improvement Plan") within 30 days after such failure. Each Improvement Plan shall be subject to Prudential's approval and Service Provider shall promptly implement such Improvement Plan once it has been approved by Prudential.

4.11    Measuring Tools.

4.11.1    Service Provider shall use the measuring tools and methodologies set forth in the applicable Engagement Schedule for the corresponding Service Measurements.

4.11.2    If a measuring tool and methodology is not identified in the applicable Engagement Schedule for any Service Measurement as of the Engagement Schedule Effective Date, then: (a) Service Provider shall propose a measuring tool and methodology acceptable to Prudential by the commencement date of the applicable Service Measurement; and (b) if a measuring tool and methodology is implemented after such commencement date, such measuring tool and methodology shall apply retroactive to such commencement date (to the extent possible).

4.11.3    If Service Provider desires to use a different measuring tool or methodology for a Service Measurement, Service Provider shall notify Prudential of such desire. If Prudential approves such change, the Parties shall reasonably adjust the measurements as necessary to account for any increased or decreased sensitivity in the new measuring tool or methodology. If Prudential does not approve such change or the Parties cannot agree on the required adjustment, Service Provider shall continue to use the current measuring tool and methodology. Changes in the measuring tools and methodologies will not change Service Measurements or Service Levels; the only effect of such changes shall be to better collect and accurately reflect the performance data.

4.11.4    Measuring tools and methodologies for new Service Measurements shall be implemented as agreed by the Parties.

4.12    Resourcing. In the event that Service Provider has materially failed to perform any or all of the Services, and notwithstanding anything to the contrary contained in the Agreement or any Engagement Schedule, upon at least 90 days' notice from Prudential to Service Provider, Prudential may, at the sole discretion of Prudential, assume responsibility for performance, obtain from a third party or otherwise decline to receive the Services that were subject to the material failure.

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5.SERVICE DELIVERY ORGANIZATION.

5.1    Service Provider Personnel.

5.1.1    Service Provider shall appoint a sufficient number of individuals, with suitable training and skills to perform the Services. If requested, Service Provider shall provide Prudential with a list of all Service Provider Personnel no more frequently than once every six months. Service Provider Personnel located at a Prudential Service Location may only provide services on such premises that support the operations of Prudential.

5.1.2    Prior to assigning any individual to the Prudential account, Service Provider shall, at its own expense, conduct or have conducted an investigation regarding such individual's background in accordance with the requirements set forth in Exhibit 3, subject to Law. Service Provider shall not assign any individual to the Prudential account who has been convicted of, or has pled guilty or nolo contendere to, a felony or any crime involving breach of trust, dishonesty, injury or attempted injury to any property or person. In addition, from time to time during the Term, Prudential may, in its sole discretion, require that Service Provider provide to Prudential a written certification from an authorized officer of Service Provider (in a form acceptable to Prudential) indicating that such background checks have been successfully performed. In addition to the requirements set forth in Exhibit 3, prior to assigning any individuals to the Prudential account, Service Provider shall:

(a)inform such individual being considered for placement on the Prudential account that he or she may be required to take and pass a drug test and contract with Prudential's authorized vendor to perform the drug testing (provided that such costs shall be passed through to Prudential at cost); and

(b)not place an individual on the Prudential account who has not consented to, and satisfied, the conditions contained in this Agreement, subject to Law.

With respect to those jurisdictions that prohibit Service Provider from performing the background checks described in this Section 5.1, prior to assigning any individual to the Prudential account Service Provider shall cause such individual to obtain a valid passport prior to being assigned to the Prudential account and maintain such passport for as long as such individual is assigned to the Prudential account.

5.1.3    In the event that any Service Provider Personnel’s performance is reasonably found to be unacceptable to Prudential, Service Provider shall promptly remove such Service Provider Personnel from the Prudential account upon Prudential's request and use diligent efforts to provide a replacement for such Service Provider Personnel acceptable to Prudential within ten (10) days after such notice, or such other period as may be agreed to by the Parties. The foregoing shall only apply to those positions where Service Provider has, within its organization, a suitable replacement based on the title of the individual and the number of personnel employed by Service Provider.

5.1.4    Service Provider agrees to use best efforts to ensure the continuity of the Service Provider Personnel and to ensure that any replacement does not materially impede the performance of the Services. Unless otherwise agreed by Prudential in writing, Prudential is not responsible to pay any fees or expenses arising from any change in Service Provider Personnel, including any "ramp up" or training time required to be spent acquainting individuals with the engagement.

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5.1.5    Service Provider shall as soon as reasonably possible replace any Service Provider Personnel who are terminated, resigns or otherwise ceases to perform the Services with an individual with equal or better qualifications to perform the Services and shall otherwise maintain backup and replacement procedures for the Service Provider Personnel to maintain the continuity of the Services.

5.2    Key Personnel. Upon Prudential's request, Service Provider shall provide Prudential with resumes of all Key Personnel to be assigned to perform the Services prior to assigning an individual as a Key Personnel, whether as an initial assignment or a replacement assignment. Prudential has the right to evaluate all Key Personnel assigned to perform the Services prior to such Key Personnel beginning work on the Prudential account, and to accept or reject any such Key Personnel. Service Provider shall not replace or reassign any Key Personnel for a period of one year after the Go-Live Date for the applicable Engagement Schedule, in the case of the initial Key Personnel or the date of his or her assignment to the Prudential account, in the case of any individual replacing the initial Key Personnel, unless: (1) Prudential consents to such reassignment or replacement; or (2) such Key Personnel (a) voluntarily resigns from, or is dismissed by, Service Provider, (b) fails to perform his or her duties and responsibilities pursuant to this Agreement or (c) dies, is disabled or is placed on long-term medical leave.

5.3    Subcontracting.

5.3.1    Any Service Provider Agents preapproved to perform the applicable Services shall be set forth in the applicable Engagement Schedule. Except as set forth in an Engagement Schedule, Service Provider shall not subcontract the Services, or any part thereof, without the prior consent of Prudential. Further, Service Provider shall not perform, or cause to be performed, either directly, indirectly or by Service Provider Agents, any of the Services outside of the U.S., without the prior consent of Prudential.

5.3.2    With respect to any Services which are provided by a Service Provider Agent: (a) Service Provider hereby assumes all liability and responsibility for such Service Provider Agent's compliance with and breach of the terms of this Agreement and Engagement Schedules, and for all acts and omissions of such Service Provider Agent; and (b) Service Provider shall include a provision in all of its agreements with such Service Provider Agent stating that such Service Provider Agent shall look to Service Provider for payment and shall under no circumstances look to any other party, including Prudential, for payment. In the event that Prudential determines that a Service Provider Agent is incapable of performing the Services subcontracted to such Service Provider Agent, the Parties agree that Service Provider shall, at its option, replace the Service Provider Agent with another third party in accordance with this Section 5.3 or resume its performance of such Services pursuant to this Agreement.

5.4    Service Provider Project Manager. Service Provider shall appoint an individual (the "Service Provider Project Manager"), who, beginning on the applicable Engagement Schedule Effective Date, shall serve as the primary Service Provider representative under the applicable Engagement Schedule. Service Provider's appointment of any Service Provider Project Manager shall be subject to Prudential's prior approval. The Service Provider Project Manager shall (a) have overall responsibility for managing and coordinating the performance of Service Provider's obligations under this Engagement Schedule, (b) be authorized to act for and on behalf of Service Provider with respect to all matters relating to this Engagement Schedule and (c) have all other obligations assigned to such individual as set forth in the applicable Engagement Schedule.

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5.5    Nondisclosure Agreement and IP Assignment. Prior to assigning an individual to the Prudential account, Service Provider shall cause such individual to enter into an applicable nondisclosure and assignment of IP and other proprietary rights agreement.

6.SERVICE LOCATIONS.

6.1    Service Provider Service Locations. The Service Provider Service Locations for each Engagement Schedule are set forth in such Engagement Schedule. The Services provided to Prudential under an Engagement Schedule shall be provided from the Service Provider Service Locations set forth in such Engagement Schedule. Provision of any Services from any other service location, as well as any additional Service to be performed from an approved Service Location, must be approved in advance by Prudential (in its sole discretion) and, if Service Provider requests a relocation to, or use of, another services location, any incremental cost and expense reasonably incurred by Prudential as a result of such relocation or use shall be reimbursed by Service Provider to Prudential. In addition, Service Provider's consolidation of any Service Provider Service Location, and any other closure of any Service Provider Service Location by Service Provider, must be approved in advance by Prudential; such approval shall not be unreasonably withheld. In the event Prudential requests that Service Provider provide any Services from any other service location, Service Provider shall relocate the provision of such Services in accordance with such request, and any incremental cost and expense reasonably incurred by Service Provider as a result of relocation to, or use of, another such service location shall be reimbursed by Prudential to Service Provider. Service Provider shall not provide services to any third party from any Prudential Service Location.

6.2    Offshore Locations. Except as specifically authorized in the applicable Engagement Schedule, the Services shall be provided from Service Provider Service Locations located in the United States and Service Provider shall ensure that Prudential Data is not accessed from any location outside of the United States. If an Engagement Schedule authorizes the Services to be provided from Service Provider Service Locations located outside of the United States, Service Provider shall ensure that any access to Prudential Data by any Service Provider Service Location located outside of the United States of America (each, an "Offshore Location") is indirect only through remote access to Service Provider Service Locations located within the United States of America, and that no Prudential Data can or will be stored or copied at any Offshore Location, either through process or technical controls. The additional requirements set forth in the applicable Engagement Schedule (if any) shall apply to all Offshore Locations.

7.PRUDENTIAL RESPONSIBILITIES.

7.1    Prudential Project Manager. Within one day following the applicable Engagement Schedule Effective Date, Prudential shall appoint an individual (the "Prudential Project Manager") who shall serve as the primary Prudential representative under this Engagement Schedule. The Prudential Project Manager shall (a) have overall responsibility for managing and coordinating the performance of the obligations of Prudential under this Engagement Schedule and (b) be authorized to act for and on behalf of Prudential with respect to all matters relating to this Engagement Schedule. Notwithstanding the foregoing, the Prudential Project Manager may, upon written notice to the Service Provider Project Manager, delegate such of his or her responsibilities to other Prudential employees or representatives as the Prudential Project Manager deems appropriate.

7.2    Prudential Resources. Commencing on the applicable Engagement Schedule Effective Date and continuing for so long as Service Provider requires in order to perform the Services, Prudential shall provide to Service Provider, at no charge to Service Provider, the Prudential resources (if any) specified in the applicable Engagement Schedule.

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8.PROPRIETARY RIGHTS.

8.1    Prudential IP.

8.1.1    With respect to Prudential IP that is not a Trademark, to the extent Service Provider requires use of any such Prudential IP in connection with providing the Services (as determined by Prudential in its discretion), Prudential Contracting Party hereby grants Service Provider Contracting Party a global, royalty-free, non-exclusive and non-transferable license for Service Provider and the Service Provider Agents to access, use and copy such Prudential IP (but only to the extent permitted by any applicable third-party license agreement). Such license shall be for the Term and shall be limited solely to the extent necessary for Service Provider and the Service Provider Agents to perform their obligations hereunder.

8.1.2    During the Term of this Agreement, Prudential hereby grants to Service Provider a revocable, non-exclusive, non-sublicenseable, royalty-free, license to use the Prudential Marks only for Prudential’s benefit and only in connection with Service Provider’s provision of Services under this Agreement. Prudential grants no rights other than the license rights explicitly granted herein, and Service Provider will not exceed the scope of its license. The Prudential Marks are service marks of Prudential. Service Provider acknowledges that any use of the Prudential Marks in the past or in the future inures to Prudential’s sole and exclusive benefit. Service Provider acknowledges Prudential’s sole and exclusive rights in and to the Prudential Marks and the goodwill pertaining thereto, and agrees that it will not challenge or assist in any challenge to the exclusivity or validity of Prudential’s rights in and to the Prudential Marks. Subject to the terms and conditions of this Agreement, Prudential hereby grants Service Provider a limited, non- exclusive, non-sublicenseable, royalty-free license to use the Prudential Marks only in the United States of America and any other specific locations designated in an Engagement Schedule. Service Provider will use the Prudential Marks exactly in the form provided by Prudential.

8.1.3    In no event shall Service Provider use any Prudential IP for, or on behalf of, a third party unless expressly directed by Prudential in writing.

8.1.4    THE PRUDENTIAL IP IS PROVIDED TO SERVICE PROVIDER ON AN AS-IS, WHERE-IS BASIS. PRUDENTIAL DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND COVENANTS, EXPRESS OR IMPLIED, AS TO THE PRUDENTIAL IP OR ITS CONDITION OR SUITABILITY FOR USE BY SERVICE PROVIDER TO PROVIDE THE SERVICES, INCLUDING THE WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

8.2    Service Provider IP.

8.2.1    With respect to Service Provider IP that is not Software, to the extent Prudential requires use of any such Service Provider IP in order to receive the benefit of the Services, Service Provider Contracting Party hereby grants Prudential Contracting Party a global, irrevocable, royalty free and non-exclusive license for Prudential to access, use, copy, maintain and modify such Service Provider IP during the term of the Engagement Schedule and/or this Agreement. Such license shall extend to third parties providing services to, or for the benefit of, Prudential to the extent necessary for such services to be provided by such third parties to Prudential; provided, however, that such third parties are bound by confidentiality obligations similar to those of Prudential hereunder.

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8.2.2    Any Service Provider IP that is Software and is listed in an Engagement Schedule shall be deemed preapproved by Prudential for use in connection with the Services. With respect to all other Service Provider IP that is Software, Service Provider shall obtain Prudential's approval of any such Service Provider IP prior to Service Provider's use of such Service Provider IP in connection with the Services. If any Service Provider IP that is Software is used in connection with the Services and Prudential requires use of such Software in order to receive the benefit of the Services, Service Provider Contracting Party hereby grants, and shall procure, at Service Provider’s expense, from any applicable third party the right to grant, Prudential Contracting Party a global, royalty-free and non-exclusive license to install, access, use, copy, maintain and modify such Software on Prudential’s servers, including but not limited to, virtualized computing environments. Authorized users shall have the right to access and use such Software as required from such environments from any end-point device, regardless of who owns such end-point device, where such end-point device is located, or how such end-point device is connected to the processing environment. Such license shall be for the Term and extend to third parties providing services to, or for the benefit of, Prudential to the extent necessary for such services to be provided by such third parties to Prudential; provided, however, that such third parties are bound by confidentiality obligations similar to those of Prudential hereunder.

8.2.3    With respect to Service Provider IP that is embedded in or practiced by a deliverable that is provided to Prudential in connection with the Services but is not Developed IP (e.g., forms, files, statements, documents, templates, outputs of service, procedure documents and manuals, any and all enhancements to Prudential IP or Prudential Data, and/or related materials developed by Service Provider for use by Prudential but also for its customers generally), Service Provider Contracting Party hereby grants Prudential Contracting Party a global, royalty free, perpetual, irrevocable and non-exclusive license for Prudential to access, use, copy, maintain, distribute, adapt, modify and create derivative works based upon such deliverables. Such license shall be in perpetuity and extend to third parties providing services to Prudential to the extent necessary for such services to be provided by such third parties to Prudential; provided, however, that such third parties are bound by confidentiality obligations similar to those of Prudential hereunder.

8.3    Developed IP.

8.3.1    If Service Provider will be creating any Developed IP in connection with this Agreement, it will be specifically documented in a new Statement of Work to be mutually agreed by the Parties. To the extent that Developed IP is being developed for Prudential hereunder, Prudential shall own and have all right, title and interest in and to the Developed IP. Service Provider hereby irrevocably assigns, transfers and conveys to Prudential Contracting Party all of its right, title and interest in and to the Developed IP. Without limiting the foregoing, Service Provider agrees that all Developed IP that is a work of authorship shall be deemed to be created and prepared as, and shall therefore constitute, a "work made for hire" by Prudential as the "author" and owner to the extent permitted by United States copyright law. Service Provider shall execute any documents (or take any other actions) as may be necessary, or as Prudential Contracting Party may request, to perfect the ownership of Prudential Contracting Party in the Developed IP. Prudential Contracting Party may designate another entity of Prudential for the ownership described in this Section 8.3, in which case the references to Prudential Contracting Party in this Section 8.3 shall be to such Prudential entity.

8.3.2    Service Provider shall cause all Developed IP to: (a) after acceptance by Prudential, (i) materially conform to and perform in accordance with the applicable documentation (if any), acceptance criteria and agreed-upon specifications, including operating in connection with the applicable Prudential systems and (ii) be provided on media that is free of defects in materials and

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workmanship, under normal use; (b) not contain any malicious code, defect, component programs or other internal components (e.g., computer "virus", computer "worm", computer time bomb, "Trojan horse", "back door" or similar component); (c) not contain any device, "lockout", self- help code or other software code or routine (e.g., back door, time bomb or worm) that is able to disable, restrict use of, lock or erase Software or data or permit unauthorized monitoring of user behavior; and (d) not contain any Software that requires as a condition of its use, modification or distribution that such Software (or other Software incorporated into, derived from or distributed with such Software) be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge (i.e., open source software). Service Provider shall provide Prudential with all documentation that is customarily provided with the applicable type of Developed IP.

8.3.3    All Developed IP shall at all times remain subject to Prudential's reasonable satisfaction and approval. Prudential is not required to pay for any Developed IP reasonably deemed unacceptable by Prudential. Prudential shall notify Service Provider of its acceptance or rejection within 30 days after receipt of such Developed IP from Service Provider, or such other period of time as may be specified in the applicable Engagement Schedule. Prudential shall not unreasonably withhold its acceptance of Developed IP. In the event Prudential rejects any Developed IP, Prudential shall specifically state in its rejection the deficiency with the Developed IP and Service Provider shall correct such deficiency and resubmit such Developed IP to Prudential within five days after receipt of such rejection, or such other period of time as may be specified in the applicable Engagement Schedule, for review or testing by Prudential. Acceptance shall occur upon receipt by Service Provider of notification from Prudential that the Developed IP has been accepted by Prudential.

8.4    Preexisting IP. Unless otherwise provided in an applicable Engagement Schedule, (1) Service Provider IP, and modifications or derivative works to any such Service Provider IP, developed or acquired by Service Provider prior to the Effective Date or independently of this Agreement or during this Agreement without use of or access to Prudential Data or Prudential Confidential Information and (2) all third-party Software utilized to provide the Services and identified in the applicable Engagement Schedule, in each case, are the sole property of Service Provider or its licensors.

9.CONFIDENTIALITY AND PRIVACY.

9.1    Generally. Each Party acknowledges that during the Term, including during discussions between the Parties with respect to potential engagements for additional services, such Party may receive or have access to Confidential Information about, and Service Provider's engagement by Prudential may bring such Party into close contact with Confidential Information of, the other Party. In recognition of the foregoing, each Party covenants and agrees that:

9.1.1    it shall keep and maintain all Confidential Information of the other Party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure, but in no event less than a reasonable degree of care;

9.1.2    it shall use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and shall not use or disclose Confidential Information for its own purposes or for the benefit of any third party;

9.1.3    it shall not, directly or indirectly, disclose Confidential Information to any third party, except with the other Party's prior consent as permitted under the terms of this Agreement; and

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9.1.4    except to the extent required to maintain the Prudential Data in accordance with Section 9.8 and Section 18, Service Provider shall, upon the earlier of (a) termination or expiration of this Agreement or the applicable Engagement Schedule, (b) determination that Service Provider has no need for the Confidential Information of Prudential or (c) at any time Prudential requests, dispose of all records, electronic or otherwise (including all backup records or other copies thereof), regarding or including any Confidential Information of Prudential that Service Provider may then possess or control, except for Confidential Information of Prudential that Service Provider must retain for the purposes of complying with Service Provider Laws. Disposal may be achieved, at Prudential's option, through prompt delivery of the Confidential Information of Prudential to Prudential or destruction pursuant to Service Provider's written policy governing such destruction and in a manner that renders the Confidential Information of Prudential unreadable and undecipherable by any means. If Service Provider shall retain any Confidential Information as required by Service Provider Laws, it shall keep all such information confidential in accordance with the terms set forth in this Section 9 and will dispose of such Confidential Information in the manner set forth in this Section 9.1.4 when no longer required to keep such information pursuant to Service Provider Laws. Upon any occurrence of an event described in clause (a), (b) or (c) above, Service Provider shall promptly certify in writing to Prudential, in a form acceptable to Prudential and executed by an authorized officer of Service Provider, that all such Confidential Information has been destroyed or returned.

9.2    Permitted Disclosure. Notwithstanding anything to the contrary set forth in Section 9.1, a Party shall be permitted to disclose the Confidential Information of the other Party to its employees and permitted subcontractors who have a need to know such information in connection with the performance or receipt of the Services, provided the disclosing Party causes the Confidential Information to be held in confidence by the recipient to the same extent and in the same manner as required under this Agreement. Each disclosing Party shall instruct all recipients of Confidential Information as to their obligations under this Agreement. The disclosing Party shall be responsible for the recipient's compliance with the terms of this Agreement. If a Party is required by Law to disclose the Confidential Information of the other Party, the disclosing Party shall promptly notify the other Party in writing in advance of such disclosure, and provide the other Party with copies of any related information so that the other Party may take appropriate action to protect the Confidential Information. Notwithstanding the foregoing, in the event that access to or delivery of any Confidential Information is requested of Prudential by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction, Prudential may comply with such request and shall be required to notify Service Provider only if legally permitted to do so and to the extent reasonably practicable in Prudential’s sole discretion. Prudential may disclose the Confidential Information of Service Provider relating to the Services in connection with (1) a response by Prudential to requests for information or due diligence in connection with a divestiture, merger or acquisition, (2) a request for information or proposal for services to replace the Services or (3) to employees, agents and independent contractors providing services to Prudential.

9.3    Definition of Confidential Information. "Confidential Information" means:

9.3.1    with respect to Service Provider, all business, technical, or pricing related information and other confidential or proprietary information of Service Provider that, in each case, is marked "confidential", "restricted", "proprietary" or with a similar designation, or if not so marked, is the type of business, technical or pricing information that would reasonably be considered to be confidential or proprietary; and

9.3.2    with respect to Prudential:

(a)all business and other confidential or proprietary information of Prudential,

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whether written or oral;

(b)Prudential information relating to planned or existing businesses or business initiatives, organizational restructuring plans and actual and projected sales, profits, claims, distributions and other financial information;

(c)Prudential information relating to technology, such as Prudential Systems and systems architecture, including computer hardware, Software, documentation, methods of processing and operational methods;

(d)Prudential information that describes insurance, annuities and financial services products and strategies, including actuarial calculations, product designs, product administration and management, and tax interpretations, tax positions and treatment of any item for tax purposes;

(e)the confidential information, Software and materials of third parties with whom Prudential conducts business;

(f)Prudential information about its employees and personnel;

(g)Prudential Policies and Prudential Data (and no portion thereof shall be deemed the Confidential Information of Service Provider); and

(h)Prudential information provided by or at the direction of Prudential, or to which access was provided in the course of Service Provider's performance of this Agreement that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier) or (ii) that can be used to authenticate that individual, including passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers (collectively, "Personal Information"). An individual's social security number even in isolation shall be deemed Personal Information. Prudential business contact information is not by itself Personal Information.

9.4    Exclusions. Notwithstanding the foregoing, the confidentiality obligations set forth in Section 9.1 do not apply to information that (1) is lawfully made available to the general public, (2) is or becomes generally known to the public not as a result of a disclosure by a Party, (3) is rightfully in the possession of a Party prior to disclosure by the Party or (4) is received by a Party in good faith and without restriction from a third party not under a confidentiality obligation to the other Party and having the right to make such disclosure. The foregoing exceptions do not apply to the disclosure of Personal Information, which shall not be disclosed without Prudential's prior consent unless required by Law.

9.5    Security Incidents. Service Provider shall notify Prudential promptly and without unreasonable delay, but in no event more than two Business Days, after learning that unauthorized access to, disclosure of, or breach in the security of the Confidential Information of Prudential may have occurred (each, a "Security Incident") or has been attempted (provided, however, that "pings" to the firewall shall not be deemed attempts requiring notification for purposes of this Section). Thereafter, Service Provider shall, at its own cost and expense:

9.5.1    promptly furnish to Prudential full details of the Security Incident;

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9.5.2    assist and cooperate fully with Prudential in Prudential's investigation of Service Provider, the Service Provider Personnel or third parties related to the Security Incident, including providing Prudential with physical access to the facilities and operations affected, facilitating interviews with the Service Provider Personnel and others involved in the matter, and making available all relevant records, logs, files, and data;

9.5.3    cooperate with Prudential in any litigation or other formal action against third parties deemed necessary by Prudential to protect its rights; and

9.5.4    promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, Service Provider agrees that in the event of a Security Incident, Prudential shall have the sole right to determine (a) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies or others as required by Law or in Prudential's discretion, (b) the contents of such notice, and (c) whether any type of remediation may be offered to affected persons and the nature and extent of any such remediation. Any such notice and remediation shall be at Service Provider’s sole cost and expense; provided, however, Service Provider’s obligation for such remediation shall not exceed the cost and expense of providing affected individuals with single- bureau credit monitoring for a period of twenty four (24) months following the Security Incident unless:(x) a Law, administrative notice or bulletin requires a greater amount or type of credit monitoring, (y) the parties mutually agree otherwise, or (z) Service Provider is fulfilling another obligation under this Agreement. The parties agree that Service Provider has no obligation to pay for the costs of remediation if Service Provider has accurately composed, processed, printed and rendered any Output, and Service Provider has deposited any such Output with the United States Postal Service, UPS or FedEx (and can demonstrate that it has done so).

9.6    Personal Information. Service Provider acknowledges that its treatment of Personal Information is in compliance with applicable Law with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards designed to (1) ensure the security and confidentiality of Personal Information, (2) protect against any anticipated threats or hazards to the security or integrity of such Personal Information and (3) protect against unauthorized access to, destruction, modification, disclosure or use of such Personal Information which could result in substantial harm or inconvenience to Prudential, or to any person who may be identified by such Personal Information. With respect to Personal Information, Service Provider shall (a) process all Personal Information only as necessary to perform its obligations under this Agreement and as specifically permitted by an Engagement Schedule, or as otherwise instructed in writing from time to time by Prudential and (b) notify Prudential promptly of any communication received from an individual relating to such individual's Personal Information. Service Provider shall immediately notify Prudential if Service Provider is in material breach of this Section 9.6. At Prudential's request (but no more than annually unless in response to a Security Incident in which case there is no time restriction), Service Provider agrees to certify in writing to Prudential its compliance with the terms of this Section 9.6 in a certificate substantially in the form and substance set forth in Exhibit 6 and shall permit Prudential to audit Service Provider's facilities and records to ensure compliance with the privacy and security provisions of this Agreement.

9.7    Data and Record Maintenance and Retention.

9.7.1    All the Prudential Data is, shall be and shall remain the property of Prudential or its designees and shall be deemed the Confidential Information of Prudential or its designees, as applicable. Prudential or such designees shall have all right, title and interest in and to, including worldwide ownership of trade secret rights, copyrights, patents and other proprietary rights in, the

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Prudential Data and all copies thereof. Service Provider shall not claim any rights in the Prudential Data. To the extent Service Provider has or acquires any rights in the Prudential Data, Service Provider hereby irrevocably assigns, transfers and conveys to Prudential Contracting Party (or the entity of Prudential designated by Prudential Contracting Party) all of its right, title and interest in and to the Prudential Data. Upon Prudential's request, Service Provider shall execute any documents (or take any other actions) as may be necessary, or as Prudential may request, to enforce these rights of Prudential in Prudential Data.

9.7.2    Whether in physical or electronic form, Service Provider shall establish and maintain facilities and procedures for the safekeeping of the Prudential Data. Subject to return of the Prudential Data pursuant to Section 9.1.4, and in addition to maintaining copies of the Prudential Data at Service Provider's off-site storage location, Service Provider shall maintain the Prudential Data at its principal administrative office, for the duration of this Agreement and seven years thereafter, in an electronic format and in accordance with prudent standards of insurance recordkeeping and as required by applicable Law.

9.7.3    At Service Provider's expense, Service Provider shall promptly notify Prudential and correct any errors or inaccuracies in the Prudential Data and the reports delivered to Prudential under an applicable Engagement Schedule, to the extent caused by Service Provider. At the Prudential's request, Service Provider shall promptly correct any other errors or inaccuracies in the Prudential Data or such reports in accordance with the applicable Prudential Policies.

9.8    HIPAA Compliance. Service Provider shall provide the Services and process all protected health information (as defined in HIPAA) in accordance with HIPAA. Service Provider shall not, with respect to any such information: (1) attempt to identify such information that has been partially de- identified (such as encoded data); or (2) contact the individuals to whom the such information pertains, except to the extent it is required to do so under this Agreement. Prior to the disclosure by Prudential of any such information to Service Provider, Service Provider shall ensure that such disclosure is permitted under the federal privacy regulations issued under HIPAA. All processing of such information by Service Provider shall be subject to the execution of an HIPAA Business Associate Agreement in the form set forth in Exhibit 4. In the event of a conflict between the terms and conditions of such HIPAA Business Associate Agreement and the terms and conditions of this Agreement, the terms and conditions of such HIPAA Business Associate Agreement shall govern.

9.9    Real Time Access. Service Provider shall at all times provide Prudential with real time access to the status of the Services through its Website.

9.10    Security Regulations. Service Provider shall comply with Prudential's information security requirements (the "Security Regulations") set forth in the Prudential Policies (unless other information security requirements are set forth in an Engagement Schedule), and any other policies pertaining to Prudential's computer systems and software used to access Confidential Information or Service Provider's computer systems and software used to process Prudential Data (collectively, the "Prudential Systems") that are set forth in the Prudential Policies. Service Provider shall not, and shall ensure that the Service Provider Personnel shall not, tamper with, compromise or circumvent any Security Regulations. Any Service Provider Personnel who are to be given access to the Prudential Systems shall be required to sign, electronically or otherwise, Prudential's agreement for access to the Prudential Systems and Confidential Information, which Prudential shall provide electronically to the Service Provider Personnel. Service Provider shall ensure that only those Service Provider Personnel who are specifically authorized to gain access to the Prudential Systems gain such access. Service Provider shall prevent unauthorized destruction, alteration or loss of information contained in the Prudential Systems. If at any time either Party determines that any Service Provider Personnel have sought to circumvent or has circumvented the

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Security Regulations, or that unauthorized Service Provider Personnel have accessed or may access the Prudential Systems, or Service Provider Personnel have engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, Service Provider shall immediately terminate that Service Provider Personnel's access to the Prudential Systems and immediately notify Prudential. If Prudential reasonably determines that Service Provider Personnel have attempted to circumvent or have circumvented the Security Regulations, Prudential may immediately terminate such Service Provider Personnel's access to the Prudential Systems and shall immediately advise Service Provider. Service Provider's, or the Service Provider Personnel's, failure to comply with the Security Regulations is deemed a material breach of this Agreement. Prudential may audit Service Provider's use of the Prudential Systems. Service Provider agrees that Prudential may review any information, electronic mail communications or other data stored on or contained in any computer hard drive, disk or any other storage medium or electronic mail communication located on Prudential's premises to determine whether there has been any breach of security or violation of this Agreement, regardless of whether such computer hard drives, disks, storage media or electronic mail communications are on equipment owned or leased by Prudential or are brought or sent onto Prudential's premises by Service Provider or the Service Provider Personnel. If Prudential concludes that there has been any breach of security or violation of this Agreement by Service Provider or the Service Provider Personnel, Prudential reserves the right to disclose any computer files or electronic mail message to third parties, including law enforcement officials, as Prudential deems appropriate without any prior notice to any individuals who may have written, sent or received such files or message.

9.11    Termination. Prudential reserves the right to terminate this Agreement or any Engagement Schedule for cause immediately upon notice to Service Provider in the event of a material breach of this Section 9, without regard to the cure provisions set forth in Section 15.3 if such breach creates serious reputational or regulatory risk for Prudential such that Prudential determines, in its reasonable business judgment, that its continued receipt of the Services from Service Provider could reasonably be expected to have an adverse effect on its reputation (even if such breach is curable) or other material adverse effect on Prudential, Prudential Contracting Party may terminate this Agreement as of the date specified by Prudential in a termination notice to Service Provider without regard to any cure provisions set forth in this Agreement. Notwithstanding the foregoing, if Prudential exercises the termination right described in this Section 9.11 it must provide Service Provider notice of its intent to terminate within one (1) year of the date Prudential actually becomes aware of the event that gives rise to the termination right.

10.FEES AND PAYMENT.

10.1    Fees and Expenses.

10.1.1    Fees for the Services and the payment schedule for such fees are set forth in the applicable Engagement Schedule (the "Fees"). There shall be no periodic adjustments to the Fees (e.g., cost of living adjustments or currency fluctuations), unless otherwise set forth in an Engagement Schedule.

10.1.2    Service Provider shall not pass through to Prudential for reimbursement any expenses incurred by Service Provider in connection with Service Provider's performance of the Services, including travel, unless otherwise set forth in an Engagement Schedule. Prudential must preapprove in writing all such expenses unless otherwise set forth in an Engagement Schedule. In the event that any travel expenses are reimbursable by Prudential to Service Provider pursuant to an Engagement Schedule, Service Provider shall cause the Service Provider Personnel to comply with Prudential's travel policies. Under no circumstances shall Prudential reimburse Service Provider for first-class or business-class travel. Service Provider shall support all requests for reimbursement of travel expenses in excess of $25.00 with original receipts.

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10.1.3    With respect to any amount that (a) should be reimbursed to Prudential or (b) is otherwise payable to Prudential pursuant to an Engagement Schedule or Statement of Work, Prudential may, upon notice to Service Provider, deduct such amount (up to $12,500) owed to Prudential from the Fees owed to Service Provider under any other Engagement Schedule. Amounts above $12,500 will be discussed with Service Provider prior to being deducted.

10.2    Pass-Through Expenses.

10.2.1    All Pass-Through Expenses related to the Services shall be set forth in the applicable Engagement Schedule.

10.2.2    All Pass-Through Expenses shall be: (a) subject to Prudential's prior approval; (b) limited to those expenses that are reasonable, actual and documented (and all travel expenses will be subject to Prudential's travel policies); (c) included or itemized, as applicable, on the invoice immediately following the month in which such Pass-Through Expenses were incurred and paid by Service Provider with sufficient detail to permit Prudential to determine whether the Pass- Through Expenses comply with Prudential's travel and expense reimbursement policies; and (d) accompanied by copies of all applicable documentary evidence (e.g., copies of receipts).

10.2.3    Service Provider shall provide to Prudential, with each Service Provider invoice containing Pass-Through Expenses, accurate copies of all applicable third-party invoices and receipts for such Pass-Through Expenses.

10.2.4    Pass-Through Expenses shall be passed through to Prudential at actual cost, with no markup by Service Provider.

10.3    Invoices. Service Provider shall invoice Prudential for all Fees due by submitting each invoice to: The Prudential Insurance Company of America, 213 Washington Street, Newark, NJ 07102, Attention: Mark Vogt, Vice President, Strategic Sourcing, One Corporate Drive, Shelton, Connecticut, 06484, unless otherwise set forth in the applicable Engagement Schedule. Service Provider's rates on each invoice must reflect the rates set forth in the applicable Engagement Schedule. Service Provider shall provide each invoice in the form set forth in the applicable Engagement Schedule, including supporting documentation, detail by line of business, and other detail for chargeback purposes satisfactory to Prudential. If Service Provider is provided by Prudential with a Prudential-generated "Consultant ID" or other invoice information, Service Provider shall include such information on all invoices. Service Provider shall present all invoices for payment to Prudential no later than 30 days after the applicable Services have been performed or the permitted expense incurred. Prudential shall pay all amounts not reasonably disputed by Prudential in good faith within 45 days after Prudential's receipt of a correct, original invoice and all related supporting documentation. Prudential shall provide Service Provider a detailed written description of its reasonable good-faith basis for any disputed amounts under an invoice. Notwithstanding anything to the contrary, and absent manifest or obvious error (but subject to Prudential’s audit rights in Section 19) (x) Prudential has no responsibility or liability to pay invoices that Service Provider fails to remit to Prudential within twelve (12) months after completion of the applicable Services, and (y) Service Provider has no responsibility or liability to remit overbillings back to Prudential within twelve (12) months after completion of the applicable Services. Unless otherwise set forth in an Engagement Schedule, each invoice submitted to Prudential shall be denominated and paid in U.S. dollars.

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10.4    Taxes.

10.4.1    Service Provider's invoices shall specifically state and bill all applicable taxes related to Prudential's acquisition of the Services. Service Provider shall indicate on each invoice the jurisdictions for which any such tax is being collected. Service Provider shall remit all taxes collected from Prudential to the appropriate taxing authority. Service Provider is liable for interest and penalties associated with Service Provider's failure to appropriately collect, remit or timely file appropriate tax returns for any tax to the appropriate tax authority. At Prudential's request, Service Provider shall cooperate with Prudential to minimize any taxes payable by Prudential as a result of this Agreement or Prudential's receipt or use of the Services.

10.4.2    If Prudential supplies Service Provider with appropriate exemption certificates, the Parties agree that Prudential, in its sole discretion, shall determine the amount of any tax and any other determinations of a substantive or procedural nature relating to the tax.

10.4.3    In those states where Service Provider has no obligation to collect tax but Prudential has an obligation to report and remit tax, Prudential is responsible and liable for paying directly to the applicable tax authority any taxes imposed.

10.4.4    Service Provider further agrees that if Service Provider has no obligation to collect and remit tax, Service Provider shall not include any tax in any invoice or payment requests. If Service Provider does erroneously include tax that Prudential is not required to remit and Prudential remits the tax to Service Provider, Service Provider shall promptly reimburse Prudential for the erroneously charged tax.

10.4.5    If Service Provider is notified by any jurisdiction that it had an obligation to collect sales, use or similar tax from Prudential, and Service Provider did not include such tax in its invoice to Prudential, Service Provider shall so advise Prudential in a timely manner and allow Prudential the right to actively participate in the contest or settlement of such tax. If Prudential owes the tax omitted from the invoice, Prudential shall promptly remit the tax to Service Provider or demonstrate that Prudential has already paid the tax to the applicable taxing authority. Service Provider is liable for interest and penalties if Service Provider had an obligation to collect sales, use or similar tax from Prudential, and Service Provider failed or neglected to collect the tax.

10.4.6    Service Provider is solely responsible and liable for the payment of all withholding taxes for the Service Provider Personnel, including federal and state income taxes, social security taxes, unemployment insurance taxes and any other applicable taxes.

10.5    Benchmarking.

10.5.1    Any time after the first anniversary of the Term, Prudential may select a Benchmarker from the list of preapproved Benchmarkers to conduct the Benchmarking Process with respect to the Services. If (a) a Benchmarker is no longer providing the services required to conduct the Benchmarking Process or (b) the Parties agree that a Benchmarker should be replaced, then, in each case, the Parties shall promptly designate an agreed-upon replacement benchmarker (and such replacement shall be deemed to be included in the definition of Benchmarker).

10.5.2    The Benchmarker must sign a confidentiality agreement in favor of both Parties in which the Benchmarker agrees that (a) the information and data obtained or produced by the Benchmarker in connection with the Benchmarking Process (including the results of the Benchmarking Process and the Benchmark Report) constitutes the confidential and proprietary

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information of the Parties and (b) the Benchmarker agrees that it shall not use or disclose such confidential information and data, except to the extent consented to by both Parties for the benefit of the Parties in connection with this Agreement.

10.5.3    Upon 60 days, prior notice to Service Provider, the Benchmarker shall conduct the Benchmarking Process, including the applicable Service Levels and Fees. The Parties and the Benchmarker shall agree to (a) the objective third-party information that shall be required to conduct or support the Benchmarking Process and (b) the methodology that shall be used to conduct or support the specific Benchmarking Process and the normalization processes that shall be applied, including factors to normalize the applicable data, including financial investments made by Service Provider under the applicable Engagement Schedule and the size, scale and scope of the applicable Services. Service Provider shall cooperate to facilitate the Benchmarking Process and shall meet with Prudential and the Benchmarker prior to and throughout the Benchmarking Process. Service Provider shall not be required to provide the Benchmarker with Service Provider's internal cost data (except with respect to any cost-based Fees) or data of other Service Provider customers. The Benchmarker shall conduct the Benchmarking Process in a manner that does not unreasonably interfere with Service Provider's ongoing service operations. Each Party shall pay their own costs of assisting the Benchmarker and Prudential shall bear the cost of the Benchmarker with respect to the Benchmarking Process.

10.5.4    Within 30 days after the completion of each Benchmarking Process, the Benchmarker shall deliver to the Parties the final results of the Benchmarking Process in a written report, including identification of the supporting documentation (the "Benchmark Report").

10.5.5    Within 30 days after receipt of the Benchmark Report, the Parties shall review the Benchmark results. If either Party has reason to believe that the report contains manifest errors, they shall promptly notify the Benchmarker of the information being contested along with such documentation as is necessary to support the claim and copy the other Party on all such correspondence. The Benchmarker shall review the claim and meet with both Parties to resolve any such claim and make any necessary adjustments to its findings prior to the report being considered final. In the event the Benchmarker and the Parties are unable to resolve such claim within 10 days after a Party submitted such claim to the Benchmarker, the Parties shall resolve such claim in accordance with Section 19.16. Service Provider shall not be obligated to adjust the Service Levels or Fees in accordance with this Section during the pendency of such claim.

10.5.6    If the final Benchmark Report indicates that (a) any Service Level for a benchmarked Service is below the industry standard level of service for the applicable Fees then being charged for the benchmarked Service, or (b) the Fees in connection with the benchmarked Services in excess of 10% of the industry standard fee for such Services, then, within 30 days after conclusion of the Benchmark Process, Service Provider shall automatically adjust the applicable Service Level to be consistent with such industry standard level or adjust the Fees for the benchmarked Services to 80% percent of such Fees, as applicable (unless some other remedy is agreed by the Parties).

10.5.7    Any adjustment to the Service Levels or Fees shall become effective at the time that the Parties agree upon such adjustment, but in no event later than the date that is 60 days after the Benchmarker has delivered the final Benchmark Report. If the Parties enter into a dispute over the adjustment to the Service Levels or Fees as a result of a Benchmark such that agreement upon an adjustment takes longer than 60 days after the date of the delivery of the final Benchmark Report, the adjustment shall be retroactive to the date that is 60 days after the date of delivery of the final Benchmark Report.

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10.6    No Other Charges Permitted. The Fees shall fully compensate Service Provider for providing the Services and for all of the resources and materials used to provide the Services. If the Services are changed pursuant to the Change Control Procedures, the Fees shall be adjusted only to the extent specifically stated in the applicable Change Order. There is no separate charge for Service Provider's provision or Prudential's use of any underlying services or resources that may be required for delivery of the Services (e.g., there are no separate charges for Supplier's Software or hardware). Prudential shall not be responsible for the payment of any charges, fees or other amounts not expressly described or referenced in this Agreement and an Engagement Schedule.

10.7    Most Favored Customer. Service Provider agrees to treat Prudential as its Most Favored Customer among its customers receiving the same or similar services in the insurance industry within the United States. Service Provider represents that all of the prices, warranties, benefits and other terms being provided hereunder are equivalent to or better than the terms being offered by Service Provider to its current customers. If Service Provider enters into an agreement with another customer in the insurance industry providing such customer with more favorable terms, then, within ninety (90) days of such event Service Provider shall notify Prudential and this Agreement and the applicable Engagement Schedule will be appropriately amended to provide such terms to Prudential.

11.REPRESENTATIONS, WARRANTIES AND COVENANTS.

11.1    Service Provider Representations, Warranties and Covenants. As of and at all times following the Effective Date, Service Provider Contracting Party represents, warrants and covenants that:

11.1.1    Service Provider Contracting Party is a limited liability company duly organized and existing and in good standing under the Laws of the State of Arkansas;

11.1.2    Service Provider Contracting Party is empowered under applicable Law and by its charter and bylaws to enter into and perform the Services;

11.1.3    all requisite corporate proceedings have been taken by Service Provider Contracting Party to authorize Service Provider to enter into and perform the Services;

11.1.4    Service Provider has complied and shall continue to comply with all Laws with respect to its appointment as a service provider to Prudential and that are required to enable Service Provider to lawfully provide the Services;

11.1.5    Service Provider has and will continue to have and maintain the necessary facilities and systems to perform its duties and obligations set forth under this Agreement;

11.1.6    there is no outstanding litigation, arbitrated matter or other dispute to which Service Provider is a party which, if decided unfavorably to Service Provider, would reasonably be expected to have a potential or actual material adverse effect on the ability of either Prudential or Service Provider to fulfill its respective obligations under this Agreement and any Engagement Schedule hereunder;

11.1.7    the Services performed under this Agreement shall be performed in a professional and workmanlike manner by qualified, competent, experienced and knowledgeable personnel, in a manner consistent with industry standards applicable to other third-party service providers, and in accordance with the applicable Service Levels for such Services;

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11.1.8    Service Provider (including, for clarity, the Service Provider Personnel) has obtained all consents, permissions and licenses necessary to perform the Services and shall obtain all applicable consents, permissions and licenses required of Service Provider in connection with its obligations under the applicable Engagement Schedule;

11.1.9    Service Provider has not paid or caused to be paid and shall not pay or cause to be paid, directly or indirectly, any wages, compensation, gifts, finders' fees or gratuities to any employee, director, officer or agent of Prudential or to any government agent, official or employee for the purpose of influencing any decisions with respect to the making of this Agreement, or for the purpose of influencing the provision of any of the Services;

11.1.10    Service Provider (a) shall not, and shall cause the Service Provider Agents and its and their employees, officers, directors, shareholders, partners, and representatives (collectively, the "Representatives") to not, directly or indirectly, through a third-party intermediary or otherwise, offer, pay, promise to pay or authorize the giving of money or anything of value to any person, including any Governmental Official, for the purpose of inducing such person or Governmental Official to use his or her influence or position to affect or influence any act or decision of any business, government or governmental instrumentality, or any other legal person or entity, in order to assist in obtaining or retaining business for, directing business to or securing an improper advantage for Prudential, (b) shall, and shall cause its Representatives to, maintain books and records that accurately reflect any payment of money or anything of value to a Governmental Official, whether directly or indirectly, through a third-party intermediary or otherwise, (c) shall cause the Service Provider Personnel to participate in training associated with the requirements of this Section 11.1.11, upon Prudential's request, (d) shall immediately notify Prudential in writing if subsequent developments cause the statements in this Section 11.1.11 to be inaccurate or incomplete, (e) shall, simultaneously with the execution of this Agreement and upon Prudential's request from time to time thereafter, provide a certificate in form and substance as set forth in Exhibit 5, indicating that Service Provider is, and to its knowledge all Representatives are, in compliance with clauses (a) and (b) of this Section 11.1.11 and, upon Prudential's request, shall obtain from its Representatives such certificate executed by such Representative, (f) shall cooperate with Prudential to determine if a violation of clauses (a) and (b) of this Section 11.1.11 has occurred and (g) acknowledges that Prudential Contracting Party may terminate this Agreement or an Engagement Schedule as of the date specified by Prudential Contracting Party in a termination notice to Service Provider, without regard to the cure provisions set forth in Section 15.4, if Prudential Contracting Party reasonably determines in good faith that Service Provider has breached its obligations under clauses (a) and (b) of this Section 11.1.11;

11.1.11    the Service Provider Resources (and use thereof) do not infringe, and shall not infringe or cause the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Service Provider Resources by Prudential in contravention of the license granted to Prudential under Section 8; (b) modifications made by Prudential or Prudential Agents other than at the direction of Service Provider; (c) Service Provider complying with instructions or designs required or provided by Prudential where such compliance necessarily would give rise to such infringement; or (d) combination of the Service Provider Resources by Prudential or Prudential Agents with products or systems other than those provided by, or authorized by, Service Provider;

11.1.12    Service Provider shall, and shall cause its Representatives to, (a) not introduce any device, "lockout", self-help code or other Software code or routine (e.g., back door, time bomb or worm) that is able to disable, restrict use of, lock or erase Software, hardware or data or permit unauthorized monitoring of user behavior (e.g., spyware) into the Prudential Systems and (b) use

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commercially reasonable efforts (including at a minimum use of then-current industry standard security and antivirus tools) and other best practices to prevent the introduction of any malicious code, defect, component programs or other internal components (e.g., computer "virus", computer "worm", computer time bomb, "Trojan horse", "back door" or similar component) into the Prudential Systems;

11.1.13    Service Provider shall not use any Software in connection with the Services that requires as a condition of its use, modification or distribution that such Software (or other Software incorporated into, derived from or distributed with such Software) be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributed at no charge (i.e., open source);

11.1.14    there shall be no mishandling, misuse, loss, misappropriation or fraud with respect to funds delivered to, or otherwise under the control of, Service Provider in connection with the Services;

11.1.15    all Service Provider Personnel are (a) eligible to legally work and accept employment in the applicable jurisdiction and (b) free from any legal or contractual restraints prohibiting working or the exercising of skills, including employment agreements or noncompetition agreements with other or former employers; and

11.2    Prudential Representations, Warranties and Covenants. As of and at all times following the Effective Date, Prudential Contracting Party represents, warrants and covenants that:

11.2.1    Prudential Contracting Party is a corporation duly organized and existing and in good standing under the Laws of the State of New Jersey;

11.2.2    Prudential Contracting Party is empowered under applicable Law and by its charter and bylaws to enter into and perform its obligations contemplated in this Agreement;

11.2.3    all requisite corporate proceedings have been taken by Prudential Contracting Party to authorize Prudential to enter into and perform the Services contemplated in this Agreement; and

11.2.4    Prudential has complied and shall continue to comply with all Laws with respect to the operation of its business, and in the solicitation, sale and administration of the Prudential Products and it has and shall continue to make all required filings with the applicable Governmental Authorities in connection with the offer, sale or administration of the Prudential Products.

11.2.5    Prudential shall not, and shall cause its employees, officers, directors, shareholders, partners, and representatives to not, directly or indirectly, through a third-party intermediary or otherwise, offer, pay, promise to pay or authorize the giving of money or anything of value to any person, including any Governmental Official, for the purpose of inducing such person or Governmental Official to use his or her influence or position to affect or influence any act or decision of any business, government or governmental instrumentality, or any other legal person or entity, in order to assist in obtaining or retaining business for, directing business to or securing an improper advantage for Service Provider, and (b) shall maintain books and records that accurately reflect any payment of money or anything of value to a Governmental Official, whether directly or indirectly, through a third-party intermediary or otherwise.

11.3    Disclaimer. THE REPRESENTATIONS, WARRANTIES AND COVENANTS STATED IN THIS SECTION 11 ARE IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES AND

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COVENANTS, AND EACH PARTY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.LIMITATION OF LIABILITY.

12.1    Limitations Generally.

12.1.1    EACH PARTY’S AGGREGATE LIABILITY FOR LOSSES UNDER AND RELATED TO THIS AGREEMENT AND ITS SUBJECT MATTER FOR ALL EVENTS, ACTS OR OMISSIONS OCCURRING DURING THE TERM SHALL BE LIMITED IN THE AGGREGATE TO THE GREATER OF (X) FEES PAID OR PAYABLE UNDER THIS AGREEMENT BY PRUDENTIAL TO SERVICE PROVIDER DURING THE 12- CONSECUTIVE-MONTH PERIOD IMMEDIATELY PRECEDING THE APPLICABLE EVENTS, ACTS OR OMISSIONS GIVING RISE TO SUCH LOSS, WHETHER BASED ON ONE OR MORE ACTIONS OR CLAIMS IN CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, OR OTHERWISE OR (Y) $16,000,000.

12.1.2    EVEN IF THE REMEDIES PROVIDED HEREUNDER FAIL IN THEIR ESSENTIAL PURPOSE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, NOR WILL THE MEASURE OF DAMAGES ARISING FROM THIS AGREEMENT INCLUDE, ANY PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY, INCLUDING AMOUNTS FOR LOSS OF INCOME, LOSS OF PROFITS OR LOSS OF SAVINGS SUFFERED BY A PARTY.

12.1.3    Notwithstanding anything to the contrary in this Agreement, the limitations in Section 12.1.1 and Section 12.1.2 shall not apply in the case of: (a) Service Provider's indemnification obligations set forth in Section 13; (b) a breach by Service Provider of its confidentiality obligations hereunder; (c) Service Provider's gross negligence or willful misconduct; (d) Service Provider's abandonment of a material obligation under this Agreement; (e) a breach by Service Provider of its obligations under Section 3.6; (f) Prudential Losses under one or more contracts with a third party caused by Service Provider's breach of its obligations under this Agreement; or (g) Services Level Credits; provided, however, in the case of a breach by Service Provider of its confidentiality obligations hereunder, or any indemnification obligations of Service Provider under Section 13 (other than Sections 13.1.1 or 13.1.2 for which there is no cap) the aggregate Losses of Service Provider in association with any claim shall not exceed $50,000,000.

12.2    Assignment of Claims. Any cause of action arising under this Agreement or an Engagement Schedule that may be brought (1) by an Affiliate of Prudential Contracting Party (including any such Affiliate that enters into an Engagement Schedule) shall be brought by Prudential Contracting Party or (2) by an Affiliate of Service Provider Contracting Party (including such Affiliate that enters into an Engagement Schedule) shall be brought by Service Provider Contracting Party. Each Contracting Party shall be entitled to the benefit of all rights, defenses, counterclaims and other protections to which its applicable Affiliates may be entitled with respect to any such cause of action.

12.3    Injunctive Relief. Without limiting any rights of either Party to obtain equitable relief under Law, each Party acknowledges that any breach (or threatened breach) of Section 2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 8, Section 9, Section 14.5, Section 18, Section 19.1 or Section 19.16.3 by a Party may cause immediate and irreparable injury and Losses to the other, which may be difficult to ascertain, and, in the event of such breach (or threatened breach), the other Party shall be entitled to seek injunctive relief, including preliminary injunction, and with respect to Section 9 an

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order of seizure and impoundment under Section 503 of the Copyright Act upon an ex parte application by the other Party to protect and recover its Confidential Information, in each case, without bond or other security, and the breaching Party shall not object to the entry of an injunction or other equitable relief against the breaching Party on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

13.INDEMNITIES.

13.1    Service Provider Indemnity. Service Provider Contracting Party agrees to defend, hold harmless and indemnify Prudential, its directors, officers, employees, agents and permitted assignees (the "Prudential Indemnified Parties"), from all Losses:

13.1.1    that the Service Provider Resources (or use thereof), infringes, or causes the infringement of, the intellectual property rights of a third party, except to the extent such infringement is a result of: (a) use of the Service Provider Resources by Prudential in contravention of the license granted to Prudential under Section 8; (b) modifications made by Prudential or Prudential Agents other than at the direction of Service Provider; (c) Service Provider complying with instructions or designs required or provided by Prudential where such compliance necessarily would give rise to such infringement; or (d) combination of the Service Provider Resources by Prudential or Prudential Agents with products or systems other than those provided by, or authorized by, Service Provider;

13.1.2    relating to the personal injury, death or tangible property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of or in connection with the acts or omissions of Service Provider or the Service Provider Agents;

13.1.3    relating to the Service Provider Personnel at a Prudential facility who breach Prudential's security policies for such facility;

13.1.4    relating to any taxes, interest, penalties or other amounts assessed against Prudential that are the obligations of Service Provider pursuant to Section 10.4;

13.1.5    relating to a breach of Section 3.6 or Section 9 by Service Provider;

13.1.6    relating to the inaccuracy, untruthfulness or breach of any representation, warranty or covenant made by Service Provider in Section 11.1;

13.1.7    by a Service Provider Agent, Service Provider Personnel or a third party to whom Service Provider owes a duty or obligation;

13.1.8    relating to any Losses to Prudential as a result of the Services being provided by Service Provider from a shared environment; or

13.1.9    relating to a breach of this Agreement by Service Provider.

Service Provider shall indemnify the Prudential Indemnified Parties from any costs reasonably incurred in connection with enforcing this Section 13.1.

13.2    Prudential Indemnity. To the extent permitted by Law, Prudential Contracting Party agrees to defend, hold harmless and indemnify Service Provider, its directors, officers, employees, agents and permitted assignees (the "Service Provider Indemnified Parties") from all Losses:

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13.2.1    that the Prudential IP (or use thereof), infringes, or causes the infringement of, the intellectual property rights of a third party, except to the extent such infringement is a result of:(a) use of the Prudential IP by Service Provider in contravention of the license granted to Service Provider under Section 8; (b) modifications made by Service Provider or Service Provider Agents other than at the direction of Prudential; (c) Prudential complying with instructions or designs required or provided by Service Provider where such compliance necessarily would give rise to such infringement; or (d) combination of the Prudential IP by Service Provider or Service Provider Agents with products or systems other than those provided by, or authorized by, Prudential;

13.2.2    relating to the personal injury, death or tangible property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of or in connection with the acts or omissions of such Prudential or Prudential Agents;

13.2.3    relating to any taxes, interest, penalties or other amounts assessed against Service Provider that are the obligations of Prudential pursuant to Section 10.4;

13.2.4    relating to a breach of Section 3.6.4 by Prudential;

13.2.5    relating to the inaccuracy, untruthfulness or breach of any representation, warranty or covenant made by Prudential in Section 11.2; or

Prudential shall indemnify the Service Provider Indemnified Parties from any costs reasonably incurred in connection with enforcing this Section 13.2.

13.3    Indemnity Procedure. A Contracting Party seeking indemnification under Section 13.1 or Section 13.2, as applicable (the "Indemnified Party"), shall provide prompt notice to the other Contracting Party (the "Indemnifying Party") for the Claim against which it seeks to be indemnified. The failure by the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligation under this Section 13, except to the extent that such failure results in material prejudice to the Indemnifying Party as a result of such failure. The Indemnified Party shall allow the Indemnifying Party to, and the Indemnifying Party shall within 10 Business Days after receipt of such notice, direct the defense and settlement of any such Claim, with counsel of the Indemnifying Party's choosing, and shall endeavor to provide the Indemnifying Party, at the Indemnifying Party's expense, with information and assistance that is reasonably necessary for the defense and settlement of the Claim. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense of such Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (1) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party; (2) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of the Claim (in which case the Indemnifying Party shall not have the right to direct the defense of the Claim on behalf of the Indemnified Party but shall remain responsible to indemnify the Indemnifying Party for all expenses in connection with such Claim); or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of the Claim following receipt of the notice; provided as herein required, in each case, the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of such Claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party's consent.

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14.OTHER RIGHTS AND OBLIGATIONS.

14.1    Prudential Policies. Service Provider agrees to comply, and to cause all Service Provider Personnel to comply, with all applicable Prudential policies, procedures and standards, including Prudential's travel and expense policies, privacy and information security policies and Prudential's security procedures applicable to persons performing the Services at Prudential's premises, which Prudential makes available to Service Provider, the terms of the applicable Prudential Products and Prudential's policies for vendors available at http://www.prudential.com/prudentialvendorpolicies (collectively, the "Prudential Policies"), all of which Prudential may update or revise from time to time. To the extent that such updates or revisions materially increase or decrease Service Provider's costs to provide the Services, the Contracting Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased costs in accordance with the Change Control Procedures. Prudential has the sole right to determine the necessity of remediating any errors that impact the Prudential Products. In the event of a conflict between the Prudential Policies and this Agreement, this Agreement shall control.

14.2    Third-Party Consents. Service Provider shall, at its own cost and expense, obtain and maintain the Service Provider Consents and Prudential shall, at its own cost and expense, obtain and maintain the Prudential Consents. Service Provider shall comply with the Prudential Consents and Prudential shall comply with the Service Provider Consents. If Service Provider has not obtained a Service Provider Consent, Service Provider shall develop a suitable workaround, subject to Prudential approval and at Service Provider's cost and expense, until such time as Service Provider can provide the Services without such workaround. Each Party shall reasonably cooperate with the other Party in obtaining the Prudential Consents and the Service Provider Consents, as applicable.

14.3    Provision of Technology. As part of providing the Services, Service Provider shall (1) periodically identify, evaluate and implement cost reduction, business process improvement and other methodologies (including Service Provider's "best practice" and other proprietary methodologies and tools) and initiatives in order for Prudential to improve customer satisfaction, achieve operational excellence, become more competitive in the markets which Prudential serves and increase the value of the businesses of Prudential and its Affiliates and (2) utilize Service Provider's existing third-party relationships, including Third Party Software and hardware supplier and service provider relationships, to assist Prudential in reducing its overall costs in obtaining information technology products and services.

14.4    Knowledge Sharing. Except as provided otherwise in an Engagement Schedule, with respect to all Services provided under an Engagement Schedules, Service Provider shall, upon Prudential's request, meet with representatives of Prudential (as designated by Prudential) in order to (1) explain how the Service Provider Resources and systems work and should be operated in connection with the Services, (2) explain how the Services are provided, (3) explain any changes in the Service Provider systems or the Services or the provision of the Services since the last meeting pursuant to this Section 14.4, (4) answer Prudential's questions regarding the Service Provider systems and the Services and (5) notify Prudential of any anticipated problems with respect to the systems or Services of which Service Provider is aware, together with a proposed plan to avoid or resolve such problems.

14.5    Cooperation. Service Provider shall cooperate with any other Prudential service providers, to the extent required for such service providers to provide services to Prudential and for Service Provider to provide the Services. Service Provider shall at all times make available to Prudential the applicable Service Provider Personnel for the purpose of consultation and decision in connection with the Services.

14.6    Procedures Manual. With respect to each Engagement Schedule, Service Provider shall describe its performance of the Services under such Engagement Schedule in a Procedures Manual. The

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initial draft of the Procedures Manual shall be deliverable and shall be provided no later than 90 days prior to the applicable Go-Live Date for the Services. The Procedures Manual shall provide comprehensive documentation of the procedures that shall be followed to implement and manage the Services. The responsibilities of each Party shall be clearly indicated within the Procedures Manual. Service Provider shall update and amend the Procedures Manual from time to time in order to reflect all changes to Service Provider's operations and the then-current Services and any additional Services; provided, however, that Service Provider shall not update or amend the Procedures Manual without Prudential's approval. At a minimum, Service Provider shall make such updates and amendments (a) at the end of each quarter, (b) at the same time that a material change is made to the Services, (c) no later than 90 days prior to the Go-Live Date of a new Service and (d) at any time upon Prudential's request. Service Provider shall deliver such updated Procedures Manual to Prudential, for Prudential's approval, within a reasonable time period, but in any event within five days after the applicable quarter, change, period or Prudential request. Service Provider shall perform the Services in accordance with the Procedures Manual; provided, however, that in no event shall the Procedures Manual decrease the scope or quantity of Services, increase the Fees or impose any obligation on Prudential in addition to those set forth in the Engagement Schedule. In the event of a conflict between the Procedures Manual and the Engagement Schedule, the Engagement Schedule shall govern.

14.7    Service Provider Systems. Service Provider hereby grants to Prudential, and its employees, agents and contractors a world-wide, non-exclusive, irrevocable, license during the term of this Agreement to access and use Service Provider’s website and all associated software and databases in order for Prudential to receive the Services (collectively, the “Website”). Use of and access to the Website is deemed to be included within the definition of the Services. Service Provider will endeavor to correct all errors, bugs, deviations or failures in the performance of the Website and ensure that the Website continues to perform in accordance with Prudential’s requirements set forth in this Agreement. Service Provider shall prevent unauthorized access to the Website and any databases or files containing Confidential Information. Service Provider shall ensure that only authorized users have access to the Website and only for the purposes authorized by this Agreement. Service Provider shall prevent unauthorized destruction, alteration or loss of Prudential’s information contained in its computer systems. Service Provider shall promptly notify Prudential of any known security breaches or holes, or any attempts by third parties to obtain unauthorized access to the Website. Service Provider shall maintain an audit log relating to usage of the Website, which it shall make available to Prudential promptly upon request. To maintain the integrity of the Website, Service Provider shall install all security upgrades and patches with respect to the Website as soon as reasonably possible.

15.TERM AND TERMINATION.

15.1    Agreement Term. The term of this Agreement commences on the Effective Date and continues until terminated in accordance with the provisions of this Section 15 (Term and Termination) or as otherwise provided for in the Agreement (the “Term”).

15.2    Renewal. Unless this Agreement is terminated earlier as permitted under this Agreement, Service Provider shall notify Prudential no earlier than 270 days and no later than 180 days prior to the expiration of this Agreement of the impending expiration. Prudential shall notify Service Provider as to whether Prudential desires to renew this Agreement. If Prudential provides Services Provider such notice, then this Agreement shall be extended for a renewal term of up to twenty-four (24) months, as designated by Prudential (the "Renewal Term"), at the Fees, terms and conditions then in effect. Prudential has the right to exercise such renewal option two (2) times.

15.3    Engagement Schedule Term. Each Engagement Schedule shall commence on the Engagement Schedule Effective Date and continue until the expiration of the last Termination Assistance Period after

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the earlier of (1) the expiration date set forth in such Engagement Schedule, (2) the date upon which such Engagement Schedule is terminated in accordance with its terms or (3) the date upon which this Agreement is terminated in accordance with its terms (the "Engagement Schedule Term"), unless terminated earlier in accordance with the provisions of this Section 15 or extended pursuant to the terms of the Engagement Schedule.

15.4    Termination for Cause.

15.4.1    Prudential Contracting Party may terminate this Agreement or an Engagement Schedule upon notice to Service Provider Contracting Party if Service Provider materially breaches an obligation under this Agreement or an Engagement Schedule (or commits a series of immaterial breaches which collectively constitute a material breach) and fails to cure such breach within 30 days following receipt of notice thereof. The cure period in this Section 15.4.1 shall not apply to, and shall not prejudice, any specific rights in any other Section of this Agreement to terminate this Agreement or an Engagement Schedule.

15.4.2    Service Provider Contracting Party may terminate this Agreement upon notice to Prudential Contracting Party if Prudential Contracting Party breaches its obligation to pay undisputed Fees pursuant to an Engagement Schedule and fails to cure such breach within 30 days following receipt of notice thereof.

15.5    Termination for Convenience. Subject to any fees, penalties, or restrictions set forth in the Termination Fee Schedule, Prudential Contracting Party may terminate this Agreement or an Engagement Schedule for convenience at any time upon ninety (90) days' notice to Service Provider Contracting Party.

15.6    Termination for Change in Control. Prudential Contracting Party may terminate this Agreement or an Engagement Schedule upon 180 days' notice in the event of a Change in Control of (1) Service Provider Contracting Party or the disposition by Service Provider Contracting Party of the business performing the Services or (2) Prudential Contracting Party or the disposition by Prudential Contracting Party of all or substantially all of its assets of the business receiving the Services. An internal corporate reorganization of Service Provider Contracting Party (e.g., a change from an LLC to a corporation) would not trigger Prudential’s termination right, provided, however, it would be considered an assignment of this Agreement per Section 19.4.

15.7    Termination for Deterioration of Financial Condition. Prudential Contracting Party may terminate this Agreement or an Engagement Schedule in the event that (1) Service Provider Contracting Party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, (2) Service Provider Contracting Party is adjudged bankrupt, (3) a court assumes jurisdiction of the assets of Service Provider Contracting Party under a federal reorganization act or other statute, (4) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of Service Provider Contracting Party, (5) Service Provider Contracting Party becomes insolvent, suspends business or ceases to conduct its business in the ordinary course, (6) Service Provider Contracting Party makes an assignment of its assets for the benefit of its creditors, (7) there is an occurrence of a material adverse change in Service Provider Contracting Party's business, properties, financial condition or operations, (8) Service Provider Contracting Party's external auditor gives Service Provider Contracting Party a "going concern" explanation or qualification or (9) Moody's, Standard & Poor's or Fitch, or other equivalent rating agency, lowers Service Provider Contracting Party's credit rating below "investment grade" (e.g., in the case of Moody's, a rating lower than Baa3; in the case of Standard & Poor's, a rating lower than BBB-; in the case of Fitch, a rating lower than BBB-; or, if the defined ratings shall have been revised by Moody's, Standard & Poor's or Fitch, an equivalent rating). Service Provider Contracting Party shall give Prudential Contracting Party prompt notice of any such event.

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15.8    Termination for Change in Law. Prudential Contracting Party may terminate this Agreement or an Engagement Schedule upon thirty (30) days' notice (or such earlier period of time as required by a Governmental Authority) to Service Provider Contracting Party if any change in Law, or an applicable Governmental Authority, imposes a binding restriction or requirement that makes, or shall make, it impossible or substantially impracticable for Prudential to continue to receive the Services; provided, however, that the Contracting Parties shall negotiate in good faith an amendment to this Agreement or the applicable Engagement Schedule or a workaround with respect to such change in Law or binding restriction or requirement during such thirty (30) day period. Failure to reach an amendment or workaround shall not extend, vary or affect Prudential's right to terminate in accordance with this Section.

15.9    Termination for Force Majeure Event. Prudential Contracting Party may terminate this Agreement or an Engagement Schedule upon notice to Service Provider Contracting Party if Service Provider is unable for any reason to resume performance of the Services pursuant to the applicable Business Continuity Plan following a Force Majeure Event within the time frame specified in such Business Continuity Plan (or, if no time frame is specified, ten (10) days after the occurrence of a Force Majeure Event).

15.10    Termination for Failure to Provide Critical Services. Prudential Contracting Party may terminate this Agreement or an Engagement Schedule upon notice to Service Provider if Service Provider fails, for any reason other than a Force Majeure Event, to provide (1) any Critical Service and does not cure such failure within three (3) USPS mail acceptance days after receipt by Service Provider of a notice from Prudential with respect to such failure or (2) any Critical Service more than three (3) times in any consecutive 120-day period during the Engagement Schedule Term regardless of whether such failures were cured by Service Provider.

15.11    Termination for Continuous Breach. Notwithstanding the foregoing, if, within any twelve (12) month period, Service Provider breaches this Agreement in the same manner as was previously breached and cured in accordance with this Section 15 (or the applicable SOW) more than three (3) times during any twelve (12) month rolling period, Prudential may terminate this Agreement immediately with no obligation to permit Service Provider to cure such breach.

15.12    Termination for Multiple Violations of Service Levels. Prudential Contracting Party may terminate this Agreement (or any applicable Engagement Schedule or SOW) if Service Provider fails to meet the Service Levels more than three (3) times or more in any rolling twelve (12) month period.

15.13    Other Termination Rights. In addition to the provisions of this Section 15, this Agreement or an Engagement Schedule may be terminated as provided in Section 2.3.3, Section 3.6.2, Section 9.11, Section 11.1.11, Section 17.2.3 and as otherwise set forth in an Engagement Schedule.

15.14    Termination Fees. Except in the event of termination by Prudential for convenience or as otherwise specifically set forth in the Engagement Schedule, no termination fees will be payable by Prudential in connection with the termination of this Agreement or an Engagement Schedule

15.15    Partial Termination. If Prudential Contracting Party has the right to terminate this Agreement or an Engagement Schedule in its entirety, Prudential Contracting Party may alternatively elect to terminate on SOW or Service. Any rights or obligations of the Contracting Parties applicable to the termination of this Agreement or an Engagement Schedule, shall also apply to the termination of any SOW or Service. Any partial termination under this Section 15.15 may be subject to the termination fees set forth in the Termination Fee Schedule.

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15.16    Exclusion to Termination Rights. Notwithstanding the foregoing, the parties agree that a failure to meet a Service Level pertaining to any SOW that may occur during the first one hundred and twenty (120) days following the Go-Live-Date set forth in that SOW will not count towards the multiple service level violations set forth in Section 15.12 above.

16.INSURANCE

16.1    Coverage. Service Provider Contracting Party shall obtain the following insurance coverages in the minimum amounts indicated from Prudential-approved companies having a current A.M. Best Rating of A- VIII or better, and maintain these coverages in force during the Term and for at least two years after the termination or expiration of this Agreement:

TYPE OF COVERAGE	REQUIRED AMOUNT
Workers' Compensation	Statutory Limit
Employer's Liability (bodily injury by disease per person, by accident policy limit, by disease policy limit)	$1,000,000
Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury and Advertising Liability, Completed Operation and Products coverage	$1,000,000 combined single limit/general aggregate $2,000,000
Medical Payments	$5,000 per person
Comprehensive Auto Liability coverage including Owned, Non-owned and Leased Motor Vehicles, which are operated on behalf of Service Provider pursuant to Service Provider's activities hereunder	$1,000,000 combined single limit
Umbrella/Excess Liability on a following form basis	$10,000,000 each occurrence/general aggregate
Professional Liability	$10,000,000 each occurrence/general aggregate
Crime insurance, with coverage extended to include property of Prudential in the care, custody, or control of Service Provider, or for which Service Provider is legally liable	$5,000,000 each occurrence/general aggregate

16.2    Certificates of Insurance. Service Provider shall name Prudential Contracting Party and its Affiliates and Prudential Agents as additional insureds on the Comprehensive Auto Liability and Comprehensive General Liability policies described above. Upon Prudential Contracting Party's request, Service Provider Contracting Party shall provide Prudential Contracting Party with a certificate or certificates of insurance evidencing that the above insurance requirements are satisfied and specifying that Prudential Contracting Party shall receive a minimum 30 days' advance notice of any cancellation of or reduction in coverage. The insurance requirements in this Section 16 do not create a limitation on Service Provider's liability under this Agreement. If any Claim by Prudential Contracting Party against Service Provider Contracting Party is a Claim covered by an insurance policy maintained by Service Provider Contracting Party, any recovery of proceeds under such policy shall be paid to Prudential Contracting Party to the extent Prudential's Losses exceed the limitations of liability contained in this Agreement.

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17.FORCE MAJEURE AND DISASTER RECOVERY.

17.1    Force Majeure Event. If and to the extent that a Party's performance of any of its obligations pursuant to this Agreement or an Engagement Schedule is prevented, hindered or delayed directly or indirectly by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such Party (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed Party, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues; provided, however, that such Party continues to use efforts consistent with industry standards and practices to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event shall not excuse, limit or otherwise affect Service Provider's obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Engagement Schedule. If a Force Majeure Event occurs, Service Provider shall not increase the Fees with respect to the Services affected thereby.

17.2    Business Continuity Plan.

17.2.1    If a business continuity event (including a Force Majeure Event) affects Service Provider's ability to provide the Services, then Service Provider shall implement the applicable Business Continuity Plan at its cost and expense (and shall immediately notify Prudential if notice is not otherwise provided pursuant to Section 17.1) and shall present to Prudential a plan as to how Service Provider shall restore the performance of the Services. Upon Prudential Contracting Party's request, Service Provider shall provide Prudential's auditors with a then-current copy of each Business Continuity Plan.

17.2.2    Prior to the execution of an Engagement Schedule, Service Provider shall develop and submit to Prudential for Prudential's approval, a Business Continuity Plan in accordance with the terms and conditions set forth in the applicable Engagement Schedule.

17.2.3    Service Provider shall: (a) periodically update and test the operability of the Business Continuity Plan, but no less than once each year; (b) certify to Prudential at least twice during every year that the Business Continuity Plan is fully operational; (c) implement the Business Continuity Plan upon the declaration by either Party of a disaster under such Business Continuity Plan; (d) reinstate all critical applications upon the declaration of such a disaster within twenty- four (24) hours in accordance with the Business Continuity Plan; and (e) reinstate all other Services upon the declaration of such a disaster within the time frames specified in the Business Continuity Plan or, if no time frame is specified in the Business Continuity Plan, within seven (7) days. If critical applications are not reinstated within twenty-four (24) hours, or if the other Services are not reinstated in accordance with the time frames in the Business Continuity Plan or otherwise set forth herein, Prudential may terminate this Engagement Schedule immediately upon notice to Service Provider without regard to the cure provisions set forth in Section 15.3.1 of the Agreement. In the event of such a disaster, Service Provider shall not increase its Fees under this Engagement Schedule or charge Prudential any other fees or amounts.

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17.3    No Payment for Unperformed Services. If Service Provider fails to provide any Services in accordance with an applicable Engagement Schedule, whether due to the occurrence of a Force Majeure Event or otherwise, the Fees shall be adjusted in a manner such that Prudential is not responsible for the payment of Fees for Services that Service Provider fails to provide.

17.4    Allocation of Resources. Whenever a business continuity event (including a Force Majeure Event) causes Service Provider to allocate limited resources between or among Service Provider's customers, Service Provider shall not provide priority over Prudential to any other customers of Service Provider. In addition, in no event shall Service Provider redeploy or reassign any Service Provider Personnel to any other Service Provider account in the event of a business continuity event (including a Force Majeure Event).

17.5    Alternate Source. If any business continuity event (including a Force Majeure Event) or an event accounted for by a Business Continuity Plan prevents, hinders or delays performance of any of the Services for more than the applicable recovery time set forth in the Business Continuity Plan, or more than twenty-four (24) hours in the case of those Services for which the Business Continuity Plan does not specify a recovery time, Prudential Contracting Party may authorize Service Provider to procure such Services from an alternate source, or perform such Services for itself, and Service Provider shall reimburse Prudential for the costs and expenses that are commercially reasonable under the circumstances and incurred by Prudential in procuring such Services, or Prudential's out-of-pocket costs to the extent Prudential performs such Services for itself, to the extent that such costs and expenses exceed the Fees for the applicable Service.

18.TERMINATION ASSISTANCE.

18.1    Termination Assistance Services.

18.1.1    Service Provider shall, upon Prudential's request during the Termination Assistance Period, provide the Termination Assistance Services at the Fees in effect immediately prior to the Termination Assistance Period; provided, however, that Service Provider may charge Prudential additional Fees in connection with any transition or migration Services requested by Prudential in order to facilitate the transfer of the expiring or terminated Services to Prudential or another service provider in accordance with the then-current rates set forth in the applicable Engagement Schedule (or, if no rates for such transition or migration Services are set forth in the Engagement Schedule, at the rates agreed to by the Parties), unless (x) Service Provider can provide such transition or migration Services to Prudential using the then-current Service Provider Personnel at no additional cost to Service Provider or (y) termination is due to Service Provider’s breach of the Agreement, in which case no additional Fees would be due to Service Provider in connection with any transition or migration Services. The quality and level of performance of the Services during the Termination Assistance Period shall not be degraded in any material respect. As of the date a determination is made that there shall be an expiration or termination of an Engagement Schedule or this Agreement, with respect to the Service Provider Personnel providing Services to Prudential as of such date, Service Provider shall not terminate, reassign or otherwise remove such Service Provider Personnel from the Prudential account, unless otherwise agreed to by the Parties.

18.1.2    After the End Date, Service Provider shall promptly (a) answer questions from Prudential or Prudential Agents regarding the expired or terminated Services and (b) deliver to Prudential any remaining reports and documentation still in Service Provider's possession.

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18.2    Exit Rights. Upon the End Date, with respect to any terminated or expired Engagement Schedule, the provisions set forth in this Section 18.2 shall apply.

18.2.1    Any rights to Prudential IP granted to Service Provider by Prudential pursuant to this Agreement shall immediately terminate and Service Provider shall promptly (a) deliver to Prudential, at no cost to Prudential, a current copy of all such Prudential IP, if any, in the form in use as of the End Date and (b) destroy or erase all other copies of all such Prudential IP in Service Provider's possession. Service Provider shall, upon the Prudential's request, certify in writing to Prudential that all such copies have been destroyed or erased.

18.2.2    Service Provider shall promptly (a) deliver to Prudential, at no cost to Prudential, a copy of all Developed IP and Prudential Data, in each case in the form in use as of the End Date or in another form as requested by Prudential, (b) return all Prudential Confidential Information to Prudential and (c) destroy or erase all other copies of the Developed IP and Prudential Confidential Information (including, for clarity, Prudential Data) in Service Provider's possession. Service Provider shall, upon the Prudential's request, certify in writing that all the copies of the Developed IP and Prudential Confidential Information have been destroyed or erased and all Prudential Confidential Information has been returned to Prudential.

18.3    Exit Plan. No later than 90 days after the Engagement Schedule Effective Date (or such other date as agreed by the Parties), in accordance with the terms of the Engagement Schedule, Service Provider shall deliver to Prudential the Exit Plan for Prudential's review and approval, in accordance with the acceptance procedures set forth in this Agreement. Service Provider shall update such Exit Plan on an annual basis thereafter. Upon Prudential's request, Service Provider shall provide a copy of such updated plan to Prudential for review and comment.

18.4    Applicability. The provisions of this Section 18 shall apply regardless of the reason for expiration or termination of the applicable Engagement Schedule.

19.MISCELLANEOUS.

19.1    No Publicity. Service Provider shall not use Prudential's Trademarks or name in any way, in print or electronic format or on an Internet site, without Prudential's prior consent, which Prudential may grant or withhold in its sole discretion. Service Provider shall not (1) refer to or identify Prudential in Service Provider's press releases or marketing, advertising or promotional materials, or on Service Provider's websites or (2) otherwise disclose to any person or entity that Service Provider has furnished or contracted to furnish the Services to Prudential, or the terms, conditions or scope of this Agreement or any Engagement Schedules.

19.2    No Waiver. A Party may not waive a right or remedy except pursuant to a writing executed by such Party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement or an Engagement Schedule, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy or condition hereunder. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that such waiver is provided and is not to be construed as a waiver on any future occasion.

19.3    Severability. If a court of competent jurisdiction determines that any provision of this Agreement or an Engagement Schedule is invalid, illegal or unenforceable under any Law, such provision is to that extent deemed omitted, and the balance of this Agreement and the Engagement Schedules remains in full force if the essential terms and conditions of this Agreement and the applicable Engagement Schedule for each Party remain valid, binding and enforceable.

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19.4    Assignment. Service Provider Contracting Party may not assign this Agreement or an Engagement Schedule or any rights hereunder or thereunder nor delegate obligations hereunder or thereunder without the prior consent of Prudential Contracting Party (such consent not to be unreasonably withheld), and any such attempted assignment without the prior consent of Prudential Contracting Party shall be null, void and of no force or effect. Notwithstanding the foregoing, Service Provider Contracting Party may, following reasonable advance notice (which shall be no less than ninety (90) days), assign this Agreement or an Engagement Schedule to (i) an entity acquiring all of substantially all of the assets of Service Provider Contracting Party, or (ii) the successor in any merger involving Service Provider Contracting Party, so long as in each case, (A) such successor or assignee is not a direct competitor of Prudential (as determined by Prudential Contracting Party in its sole and reasonable discretion), (B) such successor is not involved in any active mediation, arbitration or litigation with Prudential where such mediation, arbitration or litigation could (as determined by Prudential Contracting Party in its sole and reasonable discretion) could materially impact Prudential Contracting Party’s business, and (C) Prudential Contracting Party is given a reasonable opportunity to perform due diligence prior to the effective date of such acquisition or assignment and such due diligence verifies, to Prudential Contracting Party’s satisfaction, that the successor or assignee is capable of meeting all of Service Provider Contracting Party’s obligations under this Agreement with respect to data security, privacy and confidentiality, indemnification and limitation and liability, and has sufficient financial resources to maintain uninterrupted provision of the Services. Any attempted assignment in contravention of the previous sentence shall be null, void and of no force and effect. Prudential Contracting Party may assign this Agreement or an Engagement Schedule or any rights or obligations hereunder or thereunder to an Affiliate or any third party without the prior consent of Service Provider Contracting Party. This Agreement and the Engagement Schedules are binding upon the Contracting Parties' permitted successors and assigns. Any assignment in violation of this Section shall be null and void ab initio.

19.5    Governing Law. The Laws of the State of New York govern all matters arising under or relating to this Agreement and the Engagement Schedules, including their validity, interpretation, construction, performance and enforcement, except that New Jersey's choice of law principles are of no effect. No version of the Uniform Computer Information Transactions Act or any substantially similar Law enacted in any jurisdiction shall apply to or govern any license granted or any Party's performance under this Agreement or an Engagement Schedule, or any of the Parties' rights and obligations arising pursuant to this Agreement or an Engagement Schedule. This Agreement and the Engagement Schedules shall not be governed by any codification of Articles 2, 2A or 2B of the Uniform Commercial Code or any reference to the United Nations Convention on Contracts for the International Sale of Goods. The Parties agree that Software is protected under the copyright Laws of the United States and of the Berne Convention.

19.6    Forum. Any Party bringing a legal action or proceeding against the other Party arising out of or relating to this Agreement and the Engagement Schedules shall bring the legal action or proceeding in the United States District Court for the Southern District of New York, or in any court of the State of New Jersey, in each case, sitting in the City of Newark. Each Party waives, to the fullest extent permitted by Law, (1) any objection which it may now or later have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in such court and (2) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

19.7    Waiver of Trial by Jury. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ENGAGEMENT SCHEDULES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT LEGAL COUNSEL. THIS WAIVER APPLIES TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE ENGAGEMENT SCHEDULES, OR TO

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ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19.8    Notices. Except as otherwise required in this Agreement or an Engagement Schedule, all notices, consents, approvals, agreements, authorizations, rejections and waivers required or desired to be given under this Agreement shall be provided in writing and deemed provided: (1) when delivered by hand (securing a receipt evidencing such delivery); or (2) on the second day after receipt by a nationally recognized overnight air courier service and prepaid by the sending Party;. Prudential shall address all such notices, consents, approvals, agreements, authorizations, rejections and waivers to Service Provider at the address indicated on the first page of this Agreement. Service Provider shall address all such notices, consents, approvals, agreements, authorizations, rejections and waivers to Prudential as specified in the applicable Engagement Schedule. In addition, (x) Service Provider shall also provide a copy of such notice, consent, approval, agreement, authorization, rejection or waiver to Roy A. Shulman, Chief Legal Officer, Operations & Systems, The Prudential Insurance Company of America, 55 Livingston Avenue, Roseland, New Jersey 07068, and (y) Prudential shall also provide a copy of such notice, consent, approval, agreement, authorization, rejection or waiver to Attn: General Counsel at the address indicated on the first page of this Agreement. Either Party may change its contact information by giving notice to the other Party in accordance with the terms of this Section 19.8.

19.9    Survival. All provisions of this Agreement and the Engagement Schedules relating to intellectual property, confidentiality and nondisclosure, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement. For the avoidance of doubt, and without limiting the generality of the immediately preceding sentence, Section 1.1, Section 1.2, Section 1.3, Section 8, Section 9, Section 12, Section 13, Section 16 (for the two year period after termination or expiration of this Agreement) and Section 19 shall survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

19.10    EEO and NLRA Requirements. Where applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement. Where applicable, Service Provider and the Service Provider Agents shall prominently post notices advising the Service Provider Personnel of their rights under the National Labor Relations Act in conformance with the requirements of 29 C.F.R. Part 471.

19.11    Records; Audit.

19.11.1    All Prudential Records are at all times Prudential's property whether in the possession of Service Provider or otherwise. As part of the Services, Service Provider agrees to keep and maintain all Prudential Records required for Prudential to comply with the Law, in accordance with generally accepted industry standards and Prudential's record retention requirements and other Prudential Policies as communicated to Service Provider from time to time. Service Provider further agrees to comply with any record hold orders issued by Prudential requiring preservation of Prudential Records for legal, regulatory or other purposes. Service Provider must maintain, at its own cost and expense, a system to reasonably safeguard Prudential Records from loss, alteration or destruction and will ensure that such Prudential Records are not commingled (or are logically separated) with the records of Service Provider’s other customers. Service Provider shall provide reasonably prompt access to, and hard-copy reproduction of, any Prudential Record. At the end of the Retention Period, in accordance with Section 9.7.2, and upon Prudential’s written request, Service Provider shall deliver one copy of all retained

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Prudential Records in the physical format (i.e., electronic or hard copy) in which such Prudential Records were received from Prudential.

19.11.2    At no additional charge to Prudential, Service Provider shall, as and when so requested by Prudential, at all reasonable times and from time to time during the Retention Period, (a) make the Prudential Records available for inspection by such person or persons as Prudential designates as its authorized representatives, who shall have the right to take copies of or extracts from any such Prudential Records, (b) permit Prudential's authorized representatives to examine and make copies of that portion of any of Service Provider's external audit reports and opinions (including the external auditor's management letters, SSAE 16 SOC 2 Type II audit reports prepared in accordance with Standards for Attestation Engagements No. 16) or an agreed-upon procedure report which relates to Service Provider's provision of the Services and Service Provider's compliance with the Security Regulations, (c) give Prudential's authorized representatives reasonable access, during regular business hours, to Service Provider's local officers, employees and other representatives in connection with such audit and (d) provide such computer access, office space and furniture and telephone, photocopying and electric service as may be necessary or advisable for Prudential's authorized representatives to conduct such audit. Service Provider agrees to comply with any additional requests Prudential may make during the Retention Period in order to comply with the Law.

19.11.3    Prudential may, or may have its authorized representatives, audit the Service Provider Records, Service Provider Service Locations and other records relating to Service Provider's provision of the Services at any time during the Term, but not more often than once annually. Service Provider shall give Prudential's authorized representatives complete access, during Service Provider's regular business hours, to Service Provider Records and to Service Provider's officers, employees and other representatives in connection with any such audit by Prudential.

19.11.4    If, as a result of any audit performed by Prudential or its authorized representatives under this Agreement, Prudential determines that Service Provider has overcharged or not properly credited Prudential, Service Provider shall promptly pay to Prudential the amount of the overcharge or credit. The costs of any audits performed by Prudential and its authorized representatives shall be borne by Prudential unless the overcharge or credit exceeds $75,000, in which event Service Provider shall bear the direct out of pocket costs of such audit (not to exceed $25,000).

19.11.5    If, as a result of any audit performed by Prudential or its authorized representatives under this Agreement, Prudential determines that Service Provider is not in compliance with this Agreement or Law, Service Provider shall promptly correct such noncompliance. Corrections required to remedy non-compliance with Law will follow the parameters set forth in Section 3.6.2 above. All other non-compliance issues should be remedied within five (5) business days of Service Provider’s receipt of written notice; provided, however, if it is not feasible to complete any remediation within five (5) business days, Service Provider shall provide Prudential with a plan for correcting such noncompliance within such 72-hour period, for Prudential's review and approval, with such remediation or cure to be completed no later than thirty (30) days thereafter.

19.11.6    Service Provider shall engage, on a yearly basis during the Term, at its sole cost and expense, an external auditor to conduct a SSAE 16 SOC 2 Type II report prepared in accordance with Standards for Attestation Engagements No. 16 or an agreed-upon procedure report which relates to Service Provider's provision of the Services and Service Provider's compliance with the Security Requirements. As soon as reasonably practicable following Service Provider's receipt of such report during the Term, but no later than that date necessary for Prudential and its officers

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and auditors to rely on such report for the purposes of giving the certifications and opinions required under applicable Laws, including U.S. securities Laws, Service Provider shall provide Prudential and its external auditors with a copy of such report to the extent related to the provision or receipt of the Services.

19.11.7    In addition to any rights afforded to Prudential under this Section, Prudential or its designated representatives may attend any or all of the Service Provider’s In-Depth Conferences, which provide detailed audit information and in-depth in-person discussions with Service Provider’s senior executive team regarding Service Provider’s information security and risk management processes and system testing results. The In-Depth Conferences provide Prudential with comprehensive vendor diligence information, including (i) a thorough, interactive review of Service Provider’s enterprise-wide security and system controls, and (ii) specific assessments of industry standards and best practices for financial technology information security and risk management. Currently, Service Provider offers four (4) In-Depth Conferences each year, with clients attending a two-day event onsite at different Service Provider facilities. As part of the Services, Service Provider will also provide Prudential or its designated representatives with access to its Service Provider portal and governance site.

19.11.8    Governmental Access. In addition to any other rights afforded Prudential hereunder, Service Provider shall permit governmental agencies that regulate Prudential in connection with a Service performed by Service Provider to examine Service Provider’s books and records to the same extent as if that Service was being performed by Prudential on its own premises, subject to Service Provider’s reasonable security policies and procedures.

19.12    Divestitures and Acquisitions.

19.12.1    Subject to any applicable fees set forth in an Engagement Schedule, if Prudential divests an entity or business unit, in whole or in part, Prudential Contracting Party may elect (a) to reduce the volume of Services (and any related Fees and other commitments thereto) provided to Prudential by the volume of the Services that was provided to the divested entity or business unit or (b) to have Service Provider continue to provide the Services to such divested entity or business unit (or purchaser thereof) in accordance with the then-existing terms and charging methodologies for the Services, for a period not to exceed the lesser of (i) 24 months from the effective date of such divestiture and (ii) the remainder of the applicable Engagement Schedule Term and any Termination Assistance Period, and in each case thereafter, to reduce the volume of Services (and any related Fees and other commitments thereto) provided to Prudential by the volume of the Services that was provided to the divested entity or business unit. Prudential shall be responsible for all acts and omissions of such divested entity or business unit, including any compliance or noncompliance with the terms of this Agreement and Prudential shall exercise on behalf of the divested entity or business unit (or purchaser thereof) any rights such divested entity or business unit may have under this Agreement; provided, however, that if the purchaser of such divested entity or business unit has agreed to assume liability for such divested entity or business unit, then Service Provider shall initiate any Service Provider claims against such purchaser (and not Prudential). If implementation Services are required in order to commence providing the Services to a divested entity or business unit, Service Provider may charge Prudential additional Fees in connection with such implementation as requested by Prudential in accordance with the then-current rates set forth in the applicable Engagement Schedule (or, if no rates for such implementation Services are set forth in the Engagement Schedule, at the rates agreed to by the Parties).

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19.12.2    In the event that Prudential acquires an entity or business, Prudential may elect to have Service Provider provide some or all of the Services to such acquired entity or business in accordance with the then-existing terms and charging methodologies for such Services. If implementation Services are required in order to commence providing the Services to the acquired entity or business, Service Provider may charge Prudential additional Fees in connection with such implementation as requested by Prudential in accordance with the then-current rates set forth in the applicable Engagement Schedule (or, if no rates for such implementation Services are set forth in the Engagement Schedule, at the rates agreed to by the Parties).

19.13    Assistance of Counsel. The Parties acknowledge that each has entered into this Agreement and each Engagement Schedule of its own accord and without coercion or pressure of any kind and that each has sought and obtained independent advice from counsel of whom it approves or that each has had the opportunity to consult with counsel and to the extent that it has not, it is solely of its own independent choice.

19.14    Further Assurances. Each Party shall execute and deliver to the other Party any such additional instruments, documents, conveyances or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby, or otherwise to effectuate the intent and purposes of this Agreement and the Engagement Schedules. Additionally, either Party may present the other Party with amendments to this Agreement required to maintain such Party's status as a corporation, third-party administrator or insurer, as the case may be, to conform this Agreement and the Engagement Schedules to the Law. If Prudential determines that either Party is not in compliance with the Law relating to the Services, or if a Governmental Authority having jurisdiction over either Party notifies such Party that Service Provider is not in compliance with the Law relating to the Services, the Parties shall work diligently to achieve compliance with the Law, in accordance with its other obligations under this Agreement.

19.15    Independent Contractor. Nothing in this Agreement or an Engagement Schedule shall be construed as creating the relationship of employer and employee, partners or joint venturers between the Parties, or between any of the Parties employees or representatives. Neither Party shall represent that it is (or that any of its employees are) an employee, partner or joint venturer with the other Party. Service Provider is acting in performance of this Agreement and the Engagement Schedules as an independent contractor. The Service Provider Personnel are not employees or agents of Prudential, and are not entitled to any of Prudential's employee benefits. Prudential is not responsible for payment of workers' compensation, disability benefits or unemployment insurance, nor is Prudential responsible for withholding or paying employment-related taxes for Service Provider or any Service Provider Personnel.

19.16    Dispute Resolution.

19.16.1    Any dispute arising under this Agreement that is not resolved in the ordinary course of business shall be resolved in accordance with the dispute resolution provisions set forth in the applicable Engagement Schedule, if any. If the Parties are unable to resolve such dispute in accordance with such provisions, then either Party may pursue its rights and remedies under this Agreement, including initiating judicial proceedings. This provision shall not prevent or delay either Party from seeking equitable remedies available under the Law in any court of competent jurisdiction.

19.16.2    Service Provider acknowledges that the timely and complete performance of its obligations pursuant to an Engagement Schedule is critical to the business and operations of Prudential. In the event of a dispute between the Parties, Service Provider shall continue to

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perform its obligations under the applicable Engagement Schedule in good faith during the resolution of such dispute unless and until the Engagement Schedule is terminated in accordance with the termination provisions set forth in this Agreement.

19.16.3    Service Provider will perform the Services regardless of any dispute between the Parties

19.17    Headings. The Section headings are used in this Agreement and the Engagement Schedules for reference and convenience only and do not affect this Agreement's or an Engagement Schedule's construction or interpretation.

19.18    Amendments; Signature Requirements. No amendment of this Agreement or an Engagement Schedule shall be valid unless in writing and signed by an authorized representative of the Contracting Parties. Prudential's authorized representative must be of a "Vice President" title or higher in order to be deemed an "authorized representative" for purposes of this Section 19.18.

19.19    Exhibits. All Exhibits to this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

19.20    Counterparts. The Parties may execute this Agreement and any Engagement Schedule or SOW in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart. Executed counterparts may be delivered electronically by facsimile or computer transmission, and electronic counterparts shall be deemed to be original copies of this Agreement or an Engagement Schedule or SOW, as applicable (but, for clarity, electronic signature stamps shall not be permitted). This Agreement and any Engagement Schedule or SOW is effective upon delivery of one executed counterpart from each Party to the other Party.

19.21    Entire Agreement. This Agreement, together with all Exhibits and Engagement Schedules, constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

19.22    Cumulative Remedies. No single or partial exercise of any right or remedy under this Agreement or an Engagement Schedule precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement and an Engagement Schedule are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at Law or in equity.

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EXHIBIT 1
DEFINITIONS
"Acceptance Criteria" means the criteria used to determine whether a milestone complies in all material respects with the requirements for such milestone, conforms to its specifications and meets or exceeds its functionality and performance requirements, as set forth in the applicable SOW.

"Acceptance Period" has the meaning set forth in Section 2.2.1 of the Agreement.

“Ad Hoc" means a request for on demand print or mail services that is unscheduled work or not included in a Prudential Business Unit’s planned volumes.

"Agreement" has the meaning set forth in the preamble of the Agreement.

"Affiliates" means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Party at the time in question.

"Benchmarker" means third party designated by Prudential from time to time to conduct the Benchmarking Process.

"Benchmarking Process" means the objective measurement and comparison process (utilizing baselines and industry standards) utilized by the Benchmarker.

"Benchmark Report" has the meaning set forth in Section 10.3.4 of the Agreement.

"Business Continuity Plan" means the business continuity and disaster recovery plan for the Services as set forth in the applicable Engagement Schedule.

"Business Day" means any day of the calendar year excluding weekends and New Year's Day, Martin Luther King, Jr. Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

"Change Control Procedures" means the procedures for agreeing to and documenting a change as set forth in the applicable Engagement Schedule.

"Change in Control" means the (a) consolidation, merger, share exchange or other business combination involving a Party, in which immediately following such transaction either (i) less than 50 percent of the directors of the surviving parent entity immediately following the closing of the transaction were directors of such Party immediately prior to the closing of the transaction or (ii) less than 50 percent of the voting power of the surviving parent entity immediately following the closing of the transaction is held by persons who were shareholders of such Party immediately prior to the closing of the transaction,(b) sale, transfer or other disposition of all or substantially all, with respect to Service Provider Contracting Party, of the assets used to provide the Services, and with respect to Prudential Contracting Party, of the assets of Prudential Contracting Party or (c) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 30 percent or more of the outstanding voting securities or other ownership interests of a Party.

"Change Order" means a notice of approval of a Change executed by both Parties.

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"Changes" means any change to (a) the Services, (b) processes, Software or systems used to provide the Services, in each case, that would materially alter the functionality, performance standards or technical environment of the systems, (c) the manner in which the Services are provided, (d) the composition of the Services or (e) the cost to Prudential of the Services; provided, however, in no event will Changes include changes in the volume or quantity of Services, or any other similar change.

"Claim" means an assertion, or an actual or threatened, claim, action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise).

"Complaint" means a communication (whether written, electronic or oral) received by Service Provider that expresses a specific grievance or dissatisfaction with Prudential, a Prudential Product, Service Provider or the Services, submitted by a Constituent or Governmental Authority (or third party acting on a Constituent's or Governmental Authority's behalf).

"Confidential Information" has the meaning set forth in Section 9.3 of the Agreement.
"Constituent" means the insured, beneficiary or policy owner of a Prudential Product, including the producer of such Prudential Product, as applicable.

"Contracting Party" means Prudential Contracting Party or Service Provider Contracting Party, as applicable.

"Control" means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entity, whether through the ownership of voting securities (or other ownership interests), by contract or otherwise.

"Critical Milestone" means the milestones, and the Acceptance Criteria associated with such milestones, identified as "critical" in the applicable Transition Plan.

"Critical Milestone Completion Date" means the completion date specified for the applicable Critical Milestone.

"Critical Service" means the printing and mailing of Critical Output, as such term is defined and described in the Engagement Schedule in and each applicable SOW.

"Designated Services" means (a) the services, functions and responsibilities described in each Engagement Schedule and the SOWs attached to (or executed in connection with) each Engagement Schedule; (b) the services, including project activities, functions and responsibilities being performed in the 24 months prior to each Engagement Schedule Effective Date by Prudential, even if the service, function or responsibility is not specifically described in the applicable Engagement Schedule; and (c) any incidental services, functions or responsibilities not specifically described in the Engagement Schedule, but which are required for the proper performance and delivery of the services, functions and responsibilities set forth in clauses (a) and (b).

"Developed IP" means any IP developed by, or on behalf of, Service Provider pursuant to the Agreement that is (a) a modification or enhancement of Prudential IP or (b) an original non-derivative work.

"Due Out Time" means the Service Level time set forth in the applicable Engagement Schedule or SOW by which Service Provider must process Files received by the applicable Time on Queue and complete all Services required for completion and delivery of the applicable Output.

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"Effective Date" has the meaning set forth in the preamble of the Agreement.

"End Date" means the later of (a) the expiration or termination of the applicable Engagement Schedule and (b) the last day of the applicable Termination Assistance Period.

"Engagement Schedule" has the meaning set forth in Section 1.4 of the Agreement.

"Engagement Schedule Effective Date" has the meaning set forth in the applicable Engagement Schedule.

"Engagement Schedule Term" has the meaning set forth in Section 15.2 of the Agreement.

"Exit Plan" means the detailed exit plan for the transfer of each of the Services from Service Provider to Prudential or a third-party supplier designated by Prudential.

"Fees" has the meaning set forth in Section 10.1.1 of the Agreement.

"File" means a stored document which is generated by a computer program for print and mail processing.

"Force Majeure Event" has the meaning set forth in Section 17.1 of the Agreement.

"Go-Live Date" means the date on which Service Provider assumes responsibility for providing a Service as set forth in the applicable SOW or Transition Plan.

"Governmental Approval" means any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Law, for the consummation of the transactions contemplated by the Agreement and the applicable Engagement Schedule.

"Governmental Authorities" means all U.S. or non-U.S. federal, state, municipal, local, territorial or other governmental departments, regulatory authorities, self-regulatory organizations (e.g., FINRA, MSRB and stock exchanges) and legislative, judicial, arbitral and administrative bodies.

"Governmental Official" means any employee, agent or representative of a U.S. or non-U.S. government, and any U.S. or non-U.S. political party, party official or candidate, including royalty, U.S. or non-U.S. legislators, representatives of U.S. or non-U.S. state-owned enterprises (including sovereign wealth funds), and employees of public international organizations (including the United Nations, International Monetary Fund, World Bank and other international agencies and organizations), regardless of rank or position, and any individuals acting on behalf of such employee, agent or representative.

"HIPAA" means (a) the Health Insurance Portability and Accountability Act of 1996, Public Law No. 104-191, and regulations promulgated thereunder by the U.S. Department of Health and Human Services and (b) Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-005.

"Improvement Plan" has the meaning set forth in Section 4.12 of the Agreement.

"Indemnified Party" has the meaning set forth in Section 13.3 of the Agreement.

"Indemnifying Party" has the meaning set forth in Section 13.3 of the Agreement.

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"IP" means any (a) patents, inventions, processes, methodologies, procedures and trade secrets (b) Software, (c) literary works or other works of authorship, including copyrights, documentation, reports, drawings, charts, graphics and other written documentation, (d) Trademarks and (e) any other intellectual property.

"Key Personnel" means the individuals identified as "key personnel" in the applicable Engagement Schedule.

"Law" means collectively all applicable statutes, codes, ordinances, laws (including common law), treaties, regulations, rules, orders, directives and decrees of all Governmental Authorities (including those of FINRA and national, federal, state and local governments), circulars, interpretive letters or other office releases, and any applicable data privacy laws, rules and regulations (including the Gramm-Leach- Bliley Act).

"Losses" means any loss, damage, payment, liability (including settlements, judgments, fines, interest and penalties) or cost and expense (including reasonable attorneys' fees, court costs and other litigation expenses).

"Milestone Credit" means the credit Prudential is entitled to receive as a result of Service Provider's failure to meet a Critical Milestone.

"Notice of Acceptance" has the meaning set forth in Section 2.2.1 of the Agreement.

"Nonconformity" has the meaning set forth in Section 2.2.2(a) of the Agreement.

"OFAC" has the meaning set forth in the applicable Engagement Schedule.

"Offshore Location" has the meaning set forth in Section 6.3 of the Agreement.

"Output" means hardcopy print generated from systems and application Files and refers to the final Product, following completion of all required Services in accordance with this Agreement and the applicable Engagement Schedule, Procedures Manual and Service Levels.

"Partial Termination" has the meaning set forth in the applicable Engagement Schedule.

"Party" means Prudential or Service Provider, as applicable.

"Pass-Through Expenses" means the reasonable, demonstrable and actual expenses incurred by Service Provider and that are identified by the Parties as a "pass-through expense" in the applicable Engagement Schedule that shall be (a) submitted by a third party to Service Provider for review, approval and payment by Service Provider on behalf of Prudential and (b) passed through by Service Provider to Prudential for reimbursement, but not including Service Provider's overhead costs (or allocations thereof), internal administrative expenses or other mark-ups.

"Personal Information" has the meaning set forth in Section 9.3.2(h) of the Agreement.

"Procedures Manual" means the policies and procedures guide that describes detailed operational procedures for the applicable Service to be developed in accordance with Section 14.6 of the Agreement.

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"Prudential" means Prudential Contracting Party, any Affiliates of Prudential Contracting Party that receive the Services and any third-party designees authorized by Prudential Contracting Party to receive the Services.

"Prudential Agents" means an agent, contractor, subcontractor or other representative of Prudential, other than Service Provider or Service Provider Agents, exercising any of Prudential's rights or performing any of Prudential's obligations under this Agreement.

"Prudential Business Unit" means a Prudential operating unit, division or Affiliate that is a recipient of the Services pursuant to one or more SOWs entered into pursuant to an Engagement Schedule.

"Prudential Consents" means all licenses, consents, authorizations and approvals that are necessary to allow Service Provider to use (a) any Prudential IP, (b) any assets owned or leased by Prudential and (c) the services provided for the benefit of Prudential under Prudential's third-party services contracts, in each case, as necessary to provide the Services.

"Prudential Contracting Party" has the meaning set forth in the preamble of the Agreement.

"Prudential Data" means all data and information (a) submitted to Service Provider by or on behalf of Prudential, its successors or Prudential Agents, (b) obtained, developed or produced by Service Provider in connection with an Engagement Schedule to the extent such data or information is based on, summarizes or includes data and information of Prudential, Prudential Agents or customers submitted to or obtained by Service Provider under an Engagement Schedule or (c) accessed by Service Provider in connection with the Services, including policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to the Agreement and all transactions between Service Provider, Prudential, and each Constituent.

"Prudential Indemnified Parties" has the meaning set forth in Section 13.1 of the Agreement.

"Prudential IP" means IP that is licensed or owned by Prudential (other than the Service Provider IP) that is used by Service Provider in connection with the Services, including the Software set forth in an Engagement Schedule.

"Prudential Marks" means PRUDENTIAL, Prudential’s logo, its Rock design and any other marks that Prudential may from time to time identify.

"Prudential Policies" has the meaning set forth in Section 14.1 of the Agreement.

"Prudential Products" means products or services (including third-party products or services managed by Prudential) provided by Prudential, as more fully described in an Engagement Schedule.

"Prudential Project Manager" has the meaning set forth in Section 7.1 of the Agreement.

"Prudential Records" means all books, files, documents, reports, records, regulatory filings and other similar materials (both current and historical, and both printed and electronic) related to Prudential's business (but excluding Service Provider's Confidential Information and Service Provider Records) created or used by Service Provider in the course of providing Services or otherwise in connection with this Agreement for the benefit of Prudential.

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"Prudential Service Locations" means any premises owned, leased or used by Prudential set forth in an Engagement Schedule, from which Service Provider shall provide the Services described in such Engagement Schedule.

"Prudential Systems" has the meaning set forth in Section 9.10 of the Agreement.
"Renewal Term" has the meaning set forth in Section 15.2 of the Agreement.
"Representatives" has the meaning set forth in Section 11.1.11 of the Agreement.
"Retention Period" means the Term plus the seven-year period following the expiration or termination of the Agreement; provided, however, that in the event of any dispute arising under or with respect to the Agreement, such period shall be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties have been satisfied in full.

"Security Incident" has the meaning set forth in Section 9.5 of the Agreement.
"Security Regulations" has the meaning set forth in Section 9.10 of the Agreement.
"Services" means the Designated Services and any Transition Services.
"Service Level" means the level of performance identified as the "Service Level" for a particular Service Measurement, as such level is set forth in the applicable Engagement Schedule.

"Service Level Credit" means the amount to be credited to Prudential in the event of a Service Level Default, as such amount is calculated as described in Section 4.2 of the Agreement.

"Service Level Default" means the failure by Service Provider to meet the Service Level applicable to a particular Service Measurement.

"Service Locations" means the Prudential Service Location and Service Provider Service Location, collectively.

"Service Measurements" means those areas of the Services that are measured against the Service Levels, as such areas are identified and described in the applicable Engagement Schedule, and in respect of which a failure to meet the Service Levels shall result in Service Provider's provision of and adherence to an Improvement Plan and a Service Level Credit.

"Service Provider" means Service Provider Contracting Party and any wholly-owned Affiliates of Service Provider Contracting Party providing the Services.

"Service Provider Agent" means an agent, contractor, subcontractor or other representative of Service Provider performing any of Service Provider's obligations under the Agreement. To the extent a Service Provider Agent is providing the Services, or performing any other obligation of Service Provider pursuant to the Agreement, use of "Service Provider" shall include such Service Provider Agent; provided that the inclusion of the term Service Provider Agent within the definition of "Service Provider" does not cause any Service Provider Agent to be a party to this Agreement (or be part of the term "Contracting Party" or "Party").

"Service Provider Consents" means all licenses, consents, authorizations and approvals that are necessary to allow Prudential to use (a) any Service Provider IP, (b) any assets owned or leased by

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Service Provider and (c) the services provided for the benefit of Service Provider under Service Provider's third-party services contracts, in each case, as necessary for Prudential to receive the benefit of the Services.
"Service Provider Contracting Party" has the meaning set forth in the preamble of the Agreement.
"Service Provider Indemnified Parties" has the meaning set forth in Section 13.2 of the
Agreement.

"Service Provider IP" means IP that is licensed or owned by Service Provider that is used in connection with the Services, including the Software set forth in any applicable Engagement Schedule.

"Service Provider Laws" has the meaning set forth in Section 3.6.1 of the Agreement.

"Service Provider Personnel" means the personnel of Service Provider, including the Key Personnel, and the Service Provider Agents who provide the Services.

"Service Provider Project Manager" has the meaning set forth in Section 5.4 of the Agreement.

"Service Provider Records" means all records, documents, internal policies and procedures, logs, invoices, or other material related to Service Provider's business and created by Service Provider in the normal course of providing the Services.

"Service Provider Resources" means the Service Provider IP, Developed IP, Services or any other resource or item provided to Prudential by Service Provider or a Service Provider Agent.

"Service Provider Service Locations" means any premises owned, leased or used by Service Provider set forth in an Engagement Schedule, from which Service Provider shall provide the Services described in such Engagement Schedule.

"Software" means the object code and Source Code versions of any applications programs, operating system software, computer software languages, utilities, tools, machine readable texts and files and other computer programs, in whatever form or media (including the tangible media upon which such are recorded or printed), including all corrections, improvements, updates and releases thereof.

"Source Code" means the human readable embodiment of a product's software code, in or on any electronic media, all externalizations, tools, logic diagrams, encryption keys, utilities, compilers, including all programmers' notes and documentation, and a detailed written description of the organization of the product's databases, sufficient for a reasonably competent programmer to maintain and modify the source code for the most current version of the product, so that a reasonably competent programmer could maintain the product and retrieve and export any information from databases within such product.

"SOW" and "SOWs" has the meaning set forth in the applicable Engagement Schedule. "Term" has the meaning set forth in Section 15.1 of the Agreement.

"Termination Assistance Period" means a period of time designated by Prudential, commencing on the date the applicable Engagement Schedule expires or is terminated and continuing for up to 24 months after the expiration or termination of the applicable Engagement Schedule.

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"Termination Assistance Services" means (a) the terminating or expiring Services (and any replacements thereof or substitutions therefore) under the applicable Engagement Schedule, to the extent Prudential requests such Services, (b) Service Provider's full and complete cooperation with Prudential or another service provider designated by Prudential in order to facilitate the transfer of such Services to Prudential or such other service provider, (c) any training and documentation as Prudential may require to understand and operate the Services after such termination or expiration and (d) any additional transition or migration Services requested by Prudential in order to facilitate the transfer of such Services to Prudential or such other service provider.

"Termination Fees" has the meaning set forth in the applicable SOW or Engagement Schedule.          "Third-Party Software" has the meaning set forth in Section 18.2.3 of the Agreement.
"Time on Queue" means the Service Level time set forth in the applicable Engagement Schedule or SOW by which print Files must be received by Service Provider in order to be processed by the applicable Due Out Time.

"Trademarks" means trademarks, service marks, trade names, trade dress, logos, source identifiers or domain names.

"Transition Plan" means the plan set forth in the applicable Engagement Schedule describing the transition of the Designated Services from Prudential to Service Provider.

"Transition Services" has the meaning set forth in Section 2.1 of the Agreement.

"Up Front Incentive" has the meaning set forth in the applicable Engagement Schedule..     "Website" has the meaning set forth in Section 14.7 of the Agreement.

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EXHIBIT 2

FORM OF ENGAGEMENT SCHEDULE (SAMPLE)

THIS ENGAGEMENT SCHEDULE (this "Engagement Schedule"), is made this [●] day of [●], [●] ("Engagement Schedule Effective Date") by and between [●] ("Prudential Contracting Party") and [●] ("Service Provider Contracting Party") and is attached to and made a part of that certain Master Services Agreement for Print and Mail Services between the Prudential Insurance Company of America and [●], dated [●], [●] (the "Agreement").

Background

Pursuant to the Agreement, Prudential Contracting Party has selected Service Provider Contracting Party to provide, and Service Provider Contracting Party has agreed to provide to Prudential Contracting Party, [●], all as further described in this Engagement Schedule and on the terms and conditions set forth in this Engagement Schedule and the Agreement.

Prudential Contracting Party and Service Provider Contracting Party agree as follows:

1.DEFINITIONS AND INTERPRETATION.

1.1    Definitions. Unless otherwise defined in this Engagement Schedule, the capitalized terms used in this Engagement Schedule have the meanings set forth in Exhibit 1 to the Agreement.

1.2    References. Except where otherwise indicated, all references in this Engagement Schedule (exclusive of the Attachments) to Sections or Attachments are to Sections of, or Attachments to, this Engagement Schedule (exclusive of the Attachments).

1.3    Precedence. In the event of any conflict between the terms and conditions of this Engagement Schedule (exclusive of the Attachments) and the terms and conditions of any Attachment, the terms and conditions of this Engagement Schedule shall prevail.

2.SERVICES.

2.1    Transition Services. Commencing on the Engagement Schedule Effective Date, Service Provider shall provide the Transition Services set forth in Attachment A.

2.2    Description of Services. Commencing on the Go-Live Date, Service Provider shall provide the services, functions and responsibilities to Prudential set forth in Attachment B-1.

2.3    Statements of Work.

2.3.1    This Engagement Schedule contemplates the future execution by the Parties of one or more statements of work for services in the form set forth in Attachment B-2 (each such statement of work, an "SOW", and collectively the "SOWs").

2.3.2    Each SOW shall be effective when executed by the Prudential [●] and the Service Provider [●]. The terms and conditions of this Engagement Schedule shall be deemed to be incorporated into each SOW and the terms and conditions set forth in this Engagement Schedule shall govern Service Provider's provision of the Services under the SOW, except for those terms and conditions in this Engagement Schedule that are specifically modified in such SOW, which

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shall include a reference to the applicable Section in the Engagement Schedule, if any, being modified. Any modifications to a term or condition of the Engagement Schedule set forth in an SOW must be approved by Prudential [●] and the Service Provider [●].

2.3.3    Each SOW shall contain, to the extent applicable: (a) a description of the Services to be performed; (b) a description of the milestones to be produced by Service Provider, including such milestone Acceptance Criteria; (c) the related tasks to be completed by Prudential and any third parties; (d) a list of all Service Provider IP or Third-Party Software to be incorporated or embedded in the milestones; (e) the delivery schedule; (f) the Fees to be paid to Service Provider and the payment schedule; (g) the description of any Service Levels; and (h) such additional information as the Parties may agree to include.

2.4    Fees. The Fees for Services shall set forth in Attachment B-3.

2.5    Service Levels. The Service Levels for this Engagement Schedule are set forth in Attachment C.

2.6    Customer Satisfaction. The form of customer satisfaction survey for this Engagement Schedule is set forth in Attachment D.

2.7    OFAC. Service Provider shall be responsible for complying with the procedures set forth in Attachment E with respect to applicable Law regarding anti-money laundering and the Office of Foreign Assets Control ("OFAC").

2.8    Intent. For purposes of this Agreement and the applicable Engagement Schedule, the intention of the Parties is that Service Provider shall perform all Services in such a manner as to minimize the involvement of Prudential. Service Provider acknowledges that the performance of the Services in an accurate and timely manner is of paramount importance to Prudential and Service Provider agrees to provide the Services with the same priority it accords to its own operations and in substantially the same manner and using at least the same standard of care and degree of efficiency and quality that Prudential used during the 12 month period immediately prior to the Engagement Schedule Effective Date in performing such Services. Service Provider shall perform certain clerical, non-discretionary, ministerial services related to the administration of Prudential Products. Service Provider shall have no power or authority other than as expressly granted and set forth in this Agreement and the Engagement Schedules.

3.GOVERNANCE, DISPUTE RESOLUTION AND CHANGE CONTROL.

3.1    Governance. The parties shall comply with the governance procedures set forth in Attachment F.

3.2    Dispute Resolution. The Parties shall comply with the dispute resolution procedures set forth in Attachment F, with respect to any dispute under this Engagement Schedule.

3.3    Change Control Procedures. The Parties shall comply with the Change Control Procedures set forth in Attachment F with respect to Changes, requests therefor and issues related thereto.

3.4    Invoices. The form of invoice for this Engagement Schedule is set forth in Attachment G.

4.TERM AND TERMINATION.

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4.1    Term. The term of this Engagement Schedule ("Engagement Schedule Term") shall commence on the Engagement Schedule Effective Date and shall continue for a period of [●] years thereafter, unless terminated earlier in accordance with the Agreement.

4.2    Renewal. Unless this Engagement Schedule is terminated earlier as permitted under this Engagement Schedule, Service Provider shall notify Prudential no earlier than 270 days and no later than 180 days prior to the expiration of this Engagement Schedule of the impending expiration. Prudential shall notify Service Provider as to whether Prudential desires to renew this Engagement Schedule. If Prudential provides Services Provider such notice, then this Engagement Schedule shall be extended for a renewal term of up to twenty-four (24) months, as designated by Prudential (the "Renewal Term"), at the Fees, terms and conditions then in effect. Prudential has the right to exercise such renewal option two (2) times.

4.3    Termination for Convenience. In accordance with Section 15.14 of the Agreement, the Termination Fees payable by Prudential in connection with Prudential's termination right set forth in Section 15.5 of the Agreement are set forth in the applicable Engagement Schedule.

4.4    Termination Assistance Services.

4.1    In addition to the Termination Assistance Services described in the Agreement, in the event of expiration or termination of this Engagement Schedule, Service Provider shall provide the Services set forth in Attachment H, which shall be deemed included in the definition of Termination Assistance Services.

5.PROPRIETARY RIGHTS.

5.1    Prudential Software. The Prudential IP that is Software that Service Provider may use in order to provide the Services is set forth in Attachment I.

5.2    Service Provider IP and Systems.

5.2.1    The Service Provider IP that is Software that Prudential may use in order to receive the benefit of the Services is set forth in Attachment I.

5.2.2    Service Provider shall provide Prudential with access to Service Provider's systems in order to view Prudential Data and Prudential Records that are held and maintained by Service Provider. The details of access methods shall be set forth in a project study as set forth in this Engagement Schedule. Any additional expenses that Service Provider incurs in order to provide Prudential access to Service Provider's systems shall be borne by Prudential as a Pass-Through Expense.

5.2.3    Upon Prudential's request, Service Provider shall promptly provide Prudential with a list of all Service Provider IP used to provide the Services as of the date of such request.

5.3    Security Regulations. The Security Regulations for this Engagement Schedule are set forth in Attachment J.

5.4    Nondisclosure Agreement and IP Assignment. Prior to assigning an individual to the Prudential account, Service Provider shall cause such individual to enter into the applicable non- disclosure and assignment of IP and other proprietary rights agreement in the form set forth in Attachment O.

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5.5    Offshore Requirements. The requirements with respect to any Service Provider Service Locations located offshore are set forth in Attachment K.

6.MISCELLANEOUS.

6.1    Notices. In accordance with Section 19.8 of the Agreement, all notices, consents, approvals, agreements, authorizations, rejections and waivers required or desired to be provided under this Engagement Schedule shall be addressed to [●],in addition to the addressee set forth in the Agreement.

6.2    Attachments. All Attachments to this Engagement Schedule are incorporated into this Engagement Schedule by reference and made a part of this Engagement Schedule.

Each of the Contracting Parties has caused this Engagement Schedule to be signed and delivered by its duly authorized representative.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name:

Title:

[●]

By:

Name:

Title:

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EXHIBIT 3
BASIC EMPLOYEE BACKGROUND INVESTIGATION PROGRAM REQUIREMENTS

Prudential's background investigation program serves to authenticate the honesty and integrity of its vendors and their employees having access to prudential's facilities and systems. The following represents the minimum requirements that Service Provider must meet prior to assigning any individuals to perform Services for Prudential:

Service Provider shall not assign any individual to Prudential who has failed to disclose or misrepresented any information covered in the course of the Service Provider's background investigation of such individual.

THE BACKGROUND CHECK SHALL CONSIST OF, AT A MINIMUM, VERIFICATION OF THE HIGHEST LEVEL OF EDUCATION COMPLETED, VERIFICATION OF EMPLOYMENT (10 YEARS), SOCIAL SECURITY NUMBER TRACE AND VALIDATION, AND A CHECK OF U.S. GOVERNMENT SPECIALLY DESIGNATED NATIONAL (OFAC) AND EXPORT DENIAL LISTS.

IN ADDITION, TO THE EXTENT PERMITTED BY LAW, THE BACKGROUND CHECK MAY INCLUDE A 9-PANEL DRUG TEST AND CRIMINAL RECORD SEARCH. FOR THE DRUG TEST, ALL SPECIMENS SHALL BE TESTED AT DEPARTMENT OF HEALTH AND HUMAN SERVICES/SUBSTANCE ABUSE MENTAL HEALTH SERVICES ADMINISTRATION CERTIFIED LABS, AND THE SCREENING SERVICE SHALL INCLUDE CONFIRMATION OF ALL POSITIVE TEST RESULTS.

THE CRIMINAL RECORD SEARCH SHALL INCLUDE A FEDERAL, STATE AND COUNTY CHECK, AND NATIONAL CRIMINAL FILE CHECK, FOR FELONY AND MISDEMEANOR CONVICTIONS FOR THE LAST 10 YEARS IN ALL LOCATIONS WHERE THE EMPLOYEE HAS RESIDED FOR THE LAST 10 YEARS.

FIS SHALL COMPLY WITH ALL APPLICABLE LAWS RELATED TO THE BACKGROUND CHECK, INCLUDING REQUIRED NOTICES AND APPLICABLE CONSENTS.

FIS SHALL NOT ASSIGN ANY EMPLOYEE TO PERFORM SERVICES FOR CLIENT IF HIS/HER BACKGROUND CHECK FINDINGS DO NOT MEET THE STANDARDS ESTABLISHED BY FIS IN ACCORDANCE WITH ALL APPLICABLE LAWS.

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EXHIBIT 4

FORM OF BUSINESS ASSOCIATE ADDENDUM

See attached.

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Prudential Business Associate Addendum

This Amendment ("Amendment"), effective as of the date signed (the "Effective Date"), shall amend all agreements and arrangements ("Agreement(s)") between The Prudential Insurance Company of America including its subsidiaries and affiliates, and the Administrative Committee on behalf of The Prudential Welfare Benefits Plan, The Prudential Retiree Welfare Benefits Plan, The Prudential Flexible Benefits Plan, the Prudential Medical Access Plan, the Prudential Executive Medical Access Plan, and the Wellness Plan Committee on behalf of The Prudential Wellness Plan (collectively, "Prudential"), and
("Company").

Prudential and Company agree that the following additions, changes and/or modifications shall be effective with respect to all Agreement(s) between Prudential and Company with respect to any provisions of such Agreement(s) governing the use of protected health information ("PHI") within the meaning of the Health Insurance Portability and Accountability Act and its implementing regulations at 45 C.F.R. parts 160 through 164 as may be amended (the "HIPAA Rules") and shall be applicable notwithstanding conflicting provisions of the Agreement(s).

Company is, or may be deemed to be a "Business Associate" of Prudential, as the term "Business Associate" is defined under the HIPAA Rules. The capitalized terms used herein shall have the meanings provided for in the HIPAA Rules where not defined herein. References to the HIPAA Rules shall mean as enacted and shall include any later amendments, deletions or revisions.

A.OBLIGATIONS OF COMPANY

1.Company shall only access, use or disclose the PHI: a) as set forth in and in accordance with the Agreement(s) provided that such uses or disclosures would not violate the HIPAA Rules if done by Prudential; (b) as Required by Law; and (c) as expressly provided for in this Section A(1). As used in this Amendment, the term "PHI" shall have the same meaning as it has in 45 CFR Section 160.103 but only with respect to the information created, received or maintained by Company from or on behalf of Prudential. Company hereby represents that any PHI it shall require from Prudential shall be the minimum necessary, as defined by the HIPAA Rules, for the Company's stated purposes under the Agreement(s) and acknowledges that Prudential will rely upon such representation with respect to any request for PHI from Company.

(a)Company may use and disclose the PHI if necessary for the proper management and administration of the Company or to carry out the legal responsibilities of the Company, provided that:

i)the disclosure is Required by Law; or

ii)Company obtains reasonable assurance from a third person to whom the PHI is disclosed that such PHI will remain confidential, be used or further disclosed only as Required by Law or for the reasons it was disclosed to the third person, the third person will use appropriate safeguards to prevent unauthorized access to, use, or disclosure of PHI, and the third person immediately notifies Company of any instances of which it is aware in which the confidentiality of the PHI has been breached.

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(b)Company may use the PHI to provide data aggregation services relating to Prudential's "health care operations," to the extent that such services are provided for in the Agreement(s);

(c)If Company is a law firm retained by Prudential to provide legal services, including, but not limited to, defending or prosecuting litigation, Company may use the PHI to provide legal services to Prudential;

(d)Company may use PHI to de-identify the information in accordance with 45 CFR 164.514(a)-(c).

2.Company shall:

(a)not use or further disclose the PHI provided or made available by Prudential other than as permitted or required by this Amendment, or as Required by Law;

(b)establish, use and maintain appropriate safeguards, and comply with Subpart C of 45 CFR Part 164 with respect to Electronic PHI, to prevent any access to, or use or disclosure of the PHI other than as provided herein;

(c)upon the Prudential's request, from time to time, provide information to Prudential about such safeguards;

(d)provide HIPAA compliance education to its existing employees and all new hires who may have access to the PHI; and

(e)implement reasonable and appropriate policies and procedures, as set forth in 45 CFR 164.316, to comply with the standards, implementation specifications, and/or other security requirements for the protection of Electronic PHI.

3.Company shall notify Prudential, promptly and without unreasonable delay, but in no event more than two (2) business days of learning of any (a) access to, use or disclosure of the PHI not provided for herein; (b) Security Incident; or (c) Breach of Unsecured Protected Health Information in accordance with 45 CFR 164.410. (For purposes of this Section A(3), each shall be referred to as a "Security Incident"). Thereafter, Company shall, at its own cost and expense:

(a)promptly furnish in writing to Prudential full details of the Security Incident;

(b)assist and cooperate fully with Prudential in Prudential's investigation of the Security Incident;

(c)cooperate with Prudential in any litigation or other formal action against third parties deemed necessary by Prudential to protect Prudential's rights; and

(d)promptly use its best efforts to prevent a recurrence of any Security Incident.

In addition to the foregoing, Company agrees that in the event of a Security Incident, Prudential has the sole right to determine: (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as Required by Law or regulation, or in Prudential's discretion; and (ii) the contents of

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each notice, whether any type of remediation will be offered to affected persons, and the nature and extent of the remediation. Any such notice or remediation shall be at Company's sole cost and expense.

4.Company shall obtain and maintain a written agreement with any agent or Subcontractor who creates, receives, maintains, or transmits the PHI on behalf of Prudential or Company pursuant to which the agent or Subcontractor agrees to the same restrictions, terms and conditions that apply to Company pursuant to this Amendment. Company shall further ensure that any such agent or Subcontractor to whom Company provides any Electronic PHI agrees in writing to implement reasonable and appropriate safeguards to protect such information, such safeguards to be consistent with the safeguards described in the HIPAA Rules at Subpart C of 45 CFR Part 164.

5.Within ten (10) days of a request by Prudential, Company shall make available to Prudential, or, if requested by Prudential, to an Individual, such portions of the PHI which Prudential believes to be within the Designated Record Set so as to permit Prudential to comply with Section 164.524 of the HIPAA Rules. In the event any Individual requests access to the PHI directly from Company, Company shall, within two (2) days forward such request to Prudential. Any denials of access to the PHI requested shall be the responsibility of Prudential.

6.Within ten (10) days of a request by Prudential for the amendment of an Individual's PHI within the Individual's Designated Record Set, Company shall make available the PHI for amendment by Prudential and shall incorporate any amendments to the PHI in the Individual's Designated Record Set held by Company so as to permit Prudential to comply with Section 164.526 of the HIPAA Rules. In the event any Individual submits a request for an amendment to his/her Designated Record Set directly to the Company, Company shall, within two (2) days, forward such request to Prudential. Any denials of requests for amendment to the Designated Record Set shall be the responsibility of Prudential.

7.Company shall maintain and make available to Prudential within ten (10) days' notice by Prudential, the information required to provide an accounting of disclosures of PHI to satisfy Prudential's obligations under the HIPAA Rules at Section 164.528. In each case, Company shall provide at least the following information with respect to each such disclosure: (a) the date of the disclosure; (b) the name of the entity or person who received the PHI; (c) a brief description of the PHI disclosed; and (d) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure. Company agrees to implement an appropriate record-keeping process to enable it to comply with the requirements of this subsection. In the event Company receives a request for an accounting directly from the Individual, Company shall forward such request to Prudential promptly, and in no case later than five (5) days following such request.

8.Company shall notify Prudential within five (5) business days of Company's receipt of any request or subpoena for the PHI. To the extent that Prudential decides to assume responsibility for challenging the validity of such request, Company shall fully cooperate with Prudential in such a challenge.

9.Company shall make its internal practices, books, and records relating to the use and disclosure of the PHI available to Prudential and/or to the Secretary of Health and Human

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Services (the “Secretary") for purposes of determining compliance with the HIPAA Rules.

10.Company agrees to mitigate, to the extent practicable, any harmful effect that is known to Company of any access to, or a use or disclosure of the PHI in violation of the requirements of this Amendment and/or the HIPAA Rules.

11.Company acknowledges that the disclosure of any portion of the PHI may cause irreparable injury to Prudential and damages, which may be difficult to ascertain. Therefore, Prudential shall, upon a disclosure or threatened disclosure of any of the PHI, be entitled to injunctive relief to protect and recover the PHI and Company shall not object to the entry of an injunction or other equitable relief against Company on the basis of an adequate remedy at law, lack of irreparable harm or any other reason. This provision shall not in any way limit such other remedies as may be available to Prudential at law or in equity.

12.To the extent Company is to carry out one or more of Prudential's obligations under Subpart E of 45 CFR Part 164, Company shall comply with the requirements of such Subpart that apply to Prudential in the performance of such obligation(s).

13.Company, at its own expense, shall indemnify and hold harmless Prudential, its subsidiaries, affiliates and assignees, and their directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt, loss or liability, including attorneys' fees, to the extent based upon a claim that any action or omission by Company, its employees, agents or Subcontractors, breaches any of Company's obligations, representations or warranties under this Amendment or the HIPAA Rules regarding the access to or use or disclosure of the PHI. This provision shall not in any way limit any other indemnification that may be provided for in the Agreement(s).

B.TERM AND TERMINATION

1.Term. The term of this Amendment shall be effective as of the Effective Date of this Amendment and shall terminate when all of the PHI is destroyed or returned to Prudential, or, if it is infeasible to return or destroy any of the PHI, protections are extended to such information, in accordance with the termination provisions of this Section B. Company understands that termination for any reason nonetheless requires the further obligations by Company set forth in Section B(3) below.

2.Termination for Cause. Prudential shall be authorized to terminate the Agreement(s), including this Amendment, on five (5) days written notice to the Company if Prudential determines that the Company (or its Subcontractor) has violated a material term of this Amendment and such breach is not cured to Prudential's satisfaction within such five (5) day period.

3.Effect of Termination. The obligations of Company to protect the confidentiality of the PHI in its possession and/or known to it, its employees, agents or Subcontractors, shall survive termination of the Agreement(s) (and this Amendment) for any reason. Company shall, at termination of the Agreement(s) for any reason, if feasible, return or destroy all of the PHI that the Company still maintains in any form, shall cause the return or destruction of the PHI held by Subcontractors and agents and shall retain no copies of

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such PHI. If Company elects to destroy the PHI it shall, upon request, certify to Prudential in writing that the PHI has been destroyed. Destruction of the PHI must be in accordance with industry standards and processes for ensuring that reconstruction, re-use and/or re-disclosure of PHI is prevented after destruction, with the exact method of destruction dependent on the media in which the PHI is contained. To the extent applicable, Company shall ensure any such destruction is consistent with state and/or federal record retention laws or regulations. If such return or destruction is not commercially feasible for certain portions of the PHI, Company shall extend the protections of the Agreement(s) and this Amendment and cause the extension of the terms to that PHI held by Subcontractors or agents including, without limitation, the provisions of this Amendment, to the PHI which it is not feasible to return or destroy and limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible.

C.MISCELLANEOUS.

1.Amendment. The Parties agree to take such action as is necessary to amend this Amendment and/or the Agreement(s) from time to time as is necessary for Prudential to comply with the requirements of the HIPAA Rules and the Health Insurance Portability and Accountability Act, Public Law 104-191, as may be amended.

2.Survival. The respective rights and obligations of Company under Sections A(5), A(6), A(7), A(10), B(3) and C(2) of this Amendment shall survive the termination of this Amendment and/or the Agreement(s).

3.Interpretation. Any ambiguity in this Amendment shall be resolved in favor of a meaning that permits Prudential to comply with the HIPAA Rules.

4.Property Rights. The PHI shall be and remain the property of Prudential. Company shall acquire no title or rights to the PHI as a result of this Amendment.

5.Independent Entities. This Amendment shall establish no relationship between the Parties other than that of independent contractors. Neither Prudential nor Company, nor any of their respective agents or employees, shall be construed to be the agent, employee or representative of the other. None of the provisions of this Amendment are intended to create, nor shall they be deemed or construed to create, any partnership, joint venture, or other relationship between the Parties except that of independent contracting entities. Company acknowledges that it has independent obligations to comply with certain requirements under the HIPAA Rules. Prudential does not make any warranties, representations or guarantees that this Amendment satisfies Company's independent obligations to comply with the HIPAA Rules.

6.Except as amended herein, all terms and conditions of the Agreement(s) between the Parties shall remain in full force and effect in accordance with such Agreement(s).

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IN WITNESS WHEREOF, Prudential and Company have caused this Amendment to be signed and delivered by their duly authorized representatives, as of the date set forth below.

Agreed to and Accepted by:

Name of Company The Prudential Insurance Company of America

By: By:

Print Name: Print Name:

Title: Title:

Date: Date:

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EXHIBIT 5

FORM OF PRUDENTIAL VENDOR MONITORING ATTESTATION

See attached.

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Prudential Vendor Monitoring Attestation

Vendor Name: [●]
Address: [●]
City, State: [●]
Current Date: <Insert Send Date>

Dear <Insert Primary Vendor Contact Name>,

Prudential and its affiliated companies are vigilant regarding the protection of customer, medical and personal information (collectively, "Confidential Data") entrusted to us and to our vendors. Toward that end, and in order to satisfy applicable federal and state laws, Prudential is required to review its vendor's protection of the Confidential Data as required by law and as stipulated to in our Agreement(s).

As part of the vendor review process, please certify by signing this letter where indicated below, that you are in full compliance with your privacy and security obligations under the terms of the Agreement(s) between our companies.

Kindly read through all items contained in this letter, submit supporting documentation and an original, signed copy of this attestation to us by <Insert Due Date>. If you have any questions, you can contact
<insert Prudential contact name> at <insert contact phone number>.

Submit to:
Prudential
Attn: <Insert Prudential Representative Name>
<Insert Prudential Representative Street Address>
<Insert Prudential Representative City, State, Zip Code>

Kindly provide supporting documentation for those items that are checked off; at a minimum, a signed copy of this attestation is required:

Independent Audit Report (where scope of review includes testing of controls related to Privacy and Security of personal information
SSAE16 SOC 2 Review
Internal Audit Report
Independent Audit Report
Independent Security Review, i.e., BS7799

Annual Vendor Risk Assessment OR Annual Certification of the adequacy of your safeguards protecting the security and confidentiality of personal information

Completion / Update of the External Service Provider Questionnaire supplied by Prudential and your revalidation of the adequacy of controls, i.e., additional services provided, significant changes to your security infrastructure or controls, etc.

Documentation on your control practices used to review your sub-contractors or sub-vendors to ensure your sub-contractors or sub-vendors maintain adequate controls

By signing below and returning this document to Prudential, along with any of the information requested above, you are attesting to the following:

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☐    Your company has implemented and maintains an information security program, and trains its employees regarding their obligations under such program, in conformance with all obligations specified in its agreement(s) with Prudential.

☐    Background and criminal investigations have been completed for your employees that have access to Prudential's Confidential Data if required by your agreement(s) with Prudential.

☐    Your company has not had a breach of Prudential's Confidential Data, or, if it has, it has reported such breach to Prudential. If such breach has been reported, please provide the date(s) of such report(s): .

☐    Your method, approach, and supporting systems for handling, transmitting, and / or storing Prudential's Confidential Data has not changed from what was reviewed and approved by Prudential, or, if such changes have occurred, they have been reported to Prudential. Please list the date(s) of any such reported changes: .

Thank you for your anticipated cooperation with this matter.
Very Truly Yours,
<Prudential Representative Signature Here>

Agreed to and Accepted By: Name of Vendor: [●]

Print Name / Title / Date

Copy of supporting documentation returned to Prudential includes:
1.
2.
3.
4.

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